As filed with the Securities and Exchange Commission on January 7, 2010
Registration No. 333-163037

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
PRE-EFFECTIVE AMENDMENT NO. 2 TO
FORM S-1
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933
PVF CAPITAL CORP.
(Exact name of registrant as specified in its charter)

Ohio (State or other jurisdiction of incorporation or organization)	6035 (Primary Standard Industrial Classification Code Number)	34-1659805 (IRS Employer Identification No.)
30000 Aurora Road
Solon, Ohio 44139
(440) 248-7171
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)
Robert J. King, Jr.
President and Chief Executive Officer
30000 Aurora Road
Solon, Ohio 44139
(440) 248-7171
(Name, address, including zip code, and telephone number,
including area code, of agent for service)
Copies to:

Joel E. Rappoport, Esq. Sean P. Kehoe, Esq. Kilpatrick Stockton LLP 607 14th Street, NW, Suite 900 Washington, DC 20005 (202) 508-5854	Christopher M. Kelly, Esq. Jones Day North Point 901 Lakeside Avenue Cleveland, OH 44114 (216) 586-3939
     Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☑
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☑
Calculation of Registration Fee

Title of Each		Proposed Maximum	Proposed
Class of Securities	Amount to be	Offering Price Per	Maximum Aggregate	Amount of
to be Registered	Registered	Share	Offering Price	Registration Fee
Common Stock, $0.01 par value per share	[ ]	(1)	$30,000,000 (1)	(2)
Rights to Purchase Shares of Common Stock	[ ]	(3)	(3)	(3)

(1)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457 under the Securities Act of 1933, as amended.

(2)	The registration fee of $1,674.00 was previously paid upon the initial filing of the Form S-1 on November 12, 2009.

(3)	Pursuant to Rule 457(g), no separate registration fee is required for the rights.
The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion, dated January 7, 2010.

PRELIMINARY PROSPECTUS
17,200,000 Shares of Common Stock
Including up to 14,700,000 Shares of Common Stock
Issuable upon the exercise of Subscription Rights at $[SHARE PRICE] per share

We are distributing, at no charge to our shareholders, non-transferable subscription rights to purchase up to 14,700,000  shares of our common stock, par value $0.01 per share. In the rights offering, you will receive one subscription right for each share of common stock you owned as of 5:00 p.m. Eastern Time, on January 27, 2010, the record date of the rights offering. As of the close of business on January 27, 2010, there were          shares of common stock issued and outstanding. We must sell a minimum of 8,600,000 shares to complete the rights offering.

Each subscription right will entitle you to purchase [Ratio] shares of our common stock at the subscription price of $[SHARE PRICE] per share, which we refer to as the basic subscription privilege. If you fully exercise your basic subscription privilege and other shareholders do not fully exercise their basic subscription privileges, you will be entitled to exercise an over-subscription privilege, subject to certain limitations and subject to allotment, to purchase a portion of the unsubscribed shares of our common stock at the same subscription price of $[SHARE PRICE] per share. To the extent you properly exercise your over-subscription privilege for an amount of shares that exceeds the number of the unsubscribed shares available to you, any excess subscription payments received by the subscription agent will be returned to you, without interest, as soon as practicable following the expiration of the rights offering. Funds we receive from subscribers in the rights offering will be held in escrow by the subscription agent until the rights offering is completed or canceled.

The subscription rights will expire if they are not exercised by 5:00 p.m., Eastern Time, on [EXPIRATION DATE]. We reserve the right to extend the expiration date one or more times, but in no event will we extend the rights offering beyond [EXPIRATION #2].

We have separately entered into a standby purchase agreement with [STANDBY], an          , pursuant to which this standby purchaser has agreed to acquire from us, at the subscription price of $[SHARE PRICE] per share, the lesser of 2,500,000 shares of common stock or     % of PVF outstanding common stock on a fully diluted basis assuming completion of the rights offering, including shares issued to [STANDBY]. [STANDBY] has conditioned its minimum purchase of shares of common stock upon the receipt by PVF of $      million in gross proceeds from the rights offering, the offering to [STANDBY] and the public reoffer, if any. As a result of the     % limit for [STANDBY], the minimum purchase by [STANDBY] (approximately 2,300,000 shares of common stock) is conditioned on the sale by PVF of 12,600,000 shares in the rights offering and the public reoffer, if any. Although the up to 2,500,000 shares offered to the standby purchaser are included in PVF’s registered offering and are offered to the standby purchaser under this prospectus, the shares offered to the standby purchaser are separate from the up to 14,700,000 shares offered in the rights offering. The maximum number of shares that may be sold in the rights offering and to [STANDBY] is 17,200,000.

We reserve the right to cancel the rights offering at any time. In the event the rights offering is cancelled, all subscription payments received by the subscription agent will be returned, without interest or penalty, as soon as practicable.

We may offer any shares of common stock that remain unsubscribed (after taking into account all over-subscription rights exercised) at the expiration of the rights offering to the public at $[SHARE PRICE] per share. Any offering of shares of common stock that remain unsubscribed shall be on a best efforts basis. The public offering of unsubscribed shares of common stock shall terminate on [EXPIRATION #3].

You should carefully consider whether to exercise your subscription rights prior to the expiration of the rights offering. All exercises of subscription rights are irrevocable. Our board of directors is making no recommendation regarding your exercise of the subscription rights. The subscription rights may not be sold, transferred or assigned and will not be listed for trading on the Nasdaq Capital Market or any other stock exchange or market.

Our common stock is traded on the Nasdaq Capital Market under the trading symbol “PVFC.” The last reported sales price of our shares of common stock on           , 2010 was $      per share.

OFFERING SUMMARY
Price: $[SHARE PRICE] per share

	Minimum	Maximum
	8,600,000	17,200,000

Number of shares
Gross offering proceeds	$	$
Estimated offering expenses excluding selling agent commissions and expenses	$	$
Selling agent commissions and expenses(1)	$	$
Selling agent commissions and expenses per share	$	$
Net proceeds(1)	$	$
Net proceeds per share	$	$

(1)	We have engaged Stifel, Nicolaus & Company, Incorporated as our financial and marketing advisor and information agent in connection with the rights offering, the offering to the standby purchaser and the public offering. This is not an underwritten offering. Stifel Nicolaus is not obligated to purchase any of the shares of common stock that are being offered for sale. See “Plan of Distribution — Financial Advisor” for a discussion of Stifel Nicolaus’ compensation for the rights offering, the offering to the standby purchaser and the public offering.

This investment involves risks, including the possible loss of principal.
Please read “Risk Factors” beginning on page   .

These securities are not deposits, savings accounts or other obligations of any bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency. Neither the Securities and Exchange Commission, the Office of Thrift Supervision, nor any state securities regulator has approved or disapproved of these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

Stifel Nicolaus

The date of this prospectus is           , 2010.

Corporate Center Office	Chardon Office	North Royalton Office
30000 Aurora Road	408 Water Street	13901 Ridge Road
Solon, OH 44139	Chardon, OH 44024	North Royalton, OH 44133

Aurora Office	Lakewood –Cleveland Office	Shaker Heights Office
215 W. Garfield Road	11010 Clifton Blvd.	Shaker Towne Centre
Aurora, OH 44202	Cleveland, OH 44102	16909 Chagrin Blvd.
Shaker Heights, OH 44120

Avon Office	Macedonia Office	Solon Office
36311 Detroit Road	497 East Aurora Road	Solar Shopping Center
Avon, OH 44011	Macedonia, OH 44056	34400 Aurora Road
Solon, OH 44139

Bainbridge Office	Mayfield Heights Office	Streetsboro Office
8500 Washington Street	1244 SOM Center Road,	9305 Market Squars Drive
Chagrin Falls, OH 44023	Mayfield Heights OH 44124	Streetsboro, OH 44241

Beachwood Office	Medina Office	Strongsville Office
La Place	Reserve Square	17780 Pearl Road
2111 Richmond Road	3613 Medina Road	Strongsville, OH 44136,
Beachwood, OH 44l22	Medina, 011 44256

Bedford Office	Mentor Office
413 Northfield Road	Heisley Corners
Bedford, OH 44146	6900 Heisley Road
Mentor, OH 44060
  i

     You should rely only on the information contained in this prospectus. We have not, and our agent, Stifel Nicolaus, has not, authorized anyone to provide you with different information. The information contained in this prospectus is accurate only as of the date of this prospectus regardless of the time of delivery of this prospectus or any exercise of the subscription rights. Our business, financial condition, results of operations and prospects may have changed since those dates. We are not making an offer of these securities in any state or jurisdiction where the offer is not permitted.
     No action is being taken in any jurisdiction outside the United States to permit a public offering of the common stock or possession or distribution of this prospectus in that jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus applicable to those jurisdictions.
     Unless the context indicates otherwise, all references in this prospectus to “PVF,” “we,” “our” and “us” refer to PVF Capital Corp. and our subsidiaries, including Park View Federal Savings Bank (“Park View Federal”); except that in the discussion of our subscription rights and capital stock and related matters these terms refer solely to PVF Capital Corp. and not to any of our subsidiaries. In this prospectus, we will refer to the rights offering, the offering to the standby purchaser and the public offering collectively as the “stock offering.”

ii

Questions and Answers Relating to the Rights Offering
What is the rights offering?
     We are distributing, at no charge, to holders of our shares of common stock, non-transferable subscription rights to purchase shares of our common stock. You will receive one subscription right for each share of common stock you owned as of 5:00 p.m., Eastern Time, on January 27, 2010, the record date. Each subscription right entitles the holder to a basic subscription privilege and an over-subscription privilege, which are described below. The shares to be issued in the rights offering, like our existing shares of common stock, will be traded on the Nasdaq Capital Market under the symbol “PVFC.”
What is the offering to the standby purchaser?
     We have entered into a standby purchase agreement with [STANDBY] , an ____________________, pursuant to which this standby purchaser has agreed to acquire from us, at the subscription price of $[SHARE PRICE] per share, the lesser of 2,500,000 shares of common stock or _____% of PVF outstanding common stock on a fully diluted basis assuming completion of the rights offering, including shares issued to [STANDBY] . [STANDBY] has conditioned its minimum purchase of shares of common stock upon the receipt by PVF of $_____ million in gross proceeds from the rights offering, the offering to [STANDBY] and the public reoffer. As a result of the _____% limit for [STANDBY] , the minimum purchase by [STANDBY] (approximately 2,300,000 shares of common stock) is conditioned on the sale by PVF of 12,600,000 shares in the rights offering and the public reoffer, if any. The maximum number of shares that may be sold in the rights offering and to [STANDBY] is 17,200,000.
     Subject to receipt of regulatory approval, we have agreed to provide [STANDBY] the right to designate one candidate for appointment to the board of directors of PVF. We currently expect this director designee to be ____________________, __________ of [STANDBY] . We have also agreed to pay [STANDBY] a commitment fee, to be paid at the closing of the stock offering, of $__________ to compensate [STANDBY] for its diligence and negotiation efforts in connection with the stock offering.
What is the basic subscription privilege?
     The basic subscription privilege of each subscription right gives our shareholders the opportunity to purchase [Ratio] shares of our common stock at a subscription price of $[SHARE PRICE] per share. We have granted to you, as a shareholder of record as of 5:00 p.m., Eastern Time, on the record date, one subscription right for each share of our common stock you owned at that time. Fractional shares of our common stock resulting from the exercise of the basic subscription privilege will be eliminated by rounding down to the nearest whole share. For example, if you owned 100 shares of our common stock as of 5:00 p.m., Eastern Time, on the record date, you would have received 100 subscription rights and would have the right to purchase                      shares of common stock for $[SHARE PRICE] per share. You may exercise all or a portion of your basic subscription privilege or you may choose not to exercise any subscription rights at all. However, if you exercise less than your full basic subscription privilege, you will not be entitled to purchase any additional shares by using your over-subscription privilege.
     If you hold a PVF stock certificate, the number of rights you may exercise pursuant to your basic subscription privilege is indicated on the enclosed rights certificate. If you hold your shares in the name of a custodian bank, broker, dealer or other nominee, you will not receive a rights certificate. Instead, the Depository Trust Company (DTC) will issue one subscription right to the nominee record holder for each share of our common stock that you own at the record date. If you are not contacted by your custodian bank, broker, dealer or other nominee, you should contact your nominee as soon as possible.
What is the over-subscription privilege?
     In the event that you purchase all of the shares of our common stock available to you pursuant to your basic subscription privilege, you may also choose to purchase a portion of any shares of our common stock that are not purchased by our other shareholders through the exercise of their basic subscription privileges. You should indicate on your rights certificate how many additional shares you would like to purchase pursuant to your over-subscription privilege.
     If sufficient shares of common stock are available, we will seek to honor your over-subscription request in full. If, however, over-subscription requests exceed the number of shares of common stock available to be purchased pursuant to the over-subscription privilege, we will allocate the available shares of common stock among shareholders who over-subscribed by multiplying the number of shares requested by each shareholder through the exercise of their over-subscription privileges by a fraction that equals (x) the number of shares available to be issued through over-subscription privileges divided by (y) the total number of shares requested by all subscribers through the exercise of their over-subscription privileges. As described above for the basic subscription privilege, we will not issue fractional shares through the exercise of over-subscription privileges.
     In order to properly exercise your over-subscription privilege, you must deliver the subscription payment related to your over-subscription privilege at the time you deliver payment related to your basic subscription privilege. Because we will not know the actual number of unsubscribed shares prior to the expiration of the rights offering, if you wish to maximize the number of shares you purchase pursuant to your over-subscription privilege, you will need to deliver payment in an amount equal to the aggregate subscription price for the maximum number of shares of our common stock that may be available to you. For that calculation, you must assume that no other shareholder, other than you, will subscribe for any shares of our common stock pursuant to their basic subscription privilege. See “The Rights Offering—The Subscription Rights—Over-Subscription Privilege.”
Why are we conducting the stock offering?
     We are engaging in the stock offering to raise equity capital to improve Park View Federal’s capital position, and to retain additional capital at PVF. See “Use of Proceeds.” Our board of directors has chosen to raise capital through a rights offering to give our shareholders the opportunity to limit ownership dilution by buying additional shares of common stock. Our board of directors also considered several alternative capital raising methods prior to concluding that the rights offering was the appropriate option under the current circumstances. We believe that the rights offering will strengthen our financial condition by generating additional cash and increasing our capital position; however, our board of directors is making no recommendation regarding your exercise of the subscription rights. We cannot assure you that we will not need to seek additional financing or engage in additional capital offerings in the future.
How was the $[SHARE PRICE] per share subscription price determined?
     In determining the subscription price, our board of directors considered a number of factors, including: the price at which our shareholders might be willing to participate in the rights offering, historical and current trading prices for our common stock, the need for liquidity and capital, negotiations with the standby purchaser, and the desire to provide an opportunity to our shareholders to participate in the rights offering on a pro rata basis. In conjunction with its review of these factors, our board of directors also reviewed our history and prospects, including our past and present earnings, our prospects for future earnings, our current financial condition and regulatory status and a range of discounts to market value represented by the subscription prices in various prior rights offerings. We may elect to receive a fairness opinion from our financial advisor with respect to the consideration to be paid to PVF prior to the closing of the stock offering, but we have not received a fairness opinion as of the date of this prospectus. The subscription price is not necessarily related to our book value or any other established criteria of value and may or may not be considered the fair value of our common stock to be offered in the rights offering. You should not assume or expect that, after the stock offering, our shares of common stock will trade at or above the $[SHARE PRICE] purchase price.
Am I required to exercise all of the subscription rights I receive in the rights offering?
     No. You may exercise any number of your subscription rights, or you may choose not to exercise any subscription rights. If you do not exercise any subscription rights, the number of shares of our common stock you own will not change. However, if you choose not to exercise your basic subscription rights in full, your ownership interest in PVF will be diluted as a result of the stock offering, and even if you fully exercise your basic subscription rights, but do not exercise a certain level of over-subscription rights, you may experience dilution as a result of the sale of shares to the standby purchaser. In addition, if you do not exercise your basic subscription privilege in full, you will not be entitled to participate in the over-subscription privilege.
How soon must I act to exercise my subscription rights?
     If you received a rights certificate and elect to exercise any or all of your subscription rights, the subscription agent must receive your completed and signed rights certificate and payment prior to the expiration of the rights offering, which is [EXPIRATION DATE], at 5:00 p.m., Eastern Time. If you hold your shares in the name of a custodian bank, broker, dealer or other nominee, your nominee may establish a deadline prior to 5:00 p.m. Eastern Time, on [EXPIRATION DATE] by which you must provide it with your instructions to exercise your subscription rights and payment for your shares. Our board of directors may, in its discretion, extend the rights offering one or more times, but in no event will the expiration date be later than [EXPIRATION DATE #2]. Our board of directors may cancel or amend the rights offering at any time. In the event that the rights offering is cancelled, all subscription payments received will be returned, without interest, as soon as practicable.
     Although we will make reasonable attempts to provide this prospectus to holders of subscription rights, the rights offering and all subscription rights will expire at 5:00 p.m., Eastern Time on [EXPIRATION DATE] (unless extended), whether or not we have been able to locate each person entitled to subscription rights.
May I transfer my subscription rights?
     No. You may not sell, transfer or assign your subscription rights to anyone. Subscription rights will not be listed for trading on the Nasdaq Capital Market or any other stock exchange or market. Rights certificates may only be completed by the shareholder who receives the certificate.
Are we requiring a minimum subscription to complete the rights offering?
     There is no individual minimum purchase requirement in the rights offering. However, we cannot complete the stock offering unless we receive aggregate subscriptions of at least $___ million (8,600,000 shares) of common stock in the rights offering.
Has our board of directors made a recommendation to our shareholders regarding the rights offering?
     No. Our board of directors is making no recommendation regarding your exercise of the subscription rights. Shareholders who exercise subscription rights risk investment loss on new money invested. We cannot predict the price at which our shares of common stock will trade; therefore, we cannot assure you that the market price for our common stock will be above the subscription price or that anyone purchasing shares at the subscription price will be able to sell those shares in the future at the same price or a higher price. You are urged to make your decision based on your own assessment of our business and the rights offering. Please see “Risk Factors” for a discussion of some of the risks involved in investing in our common stock.
Are there any limits on the number of shares I may purchase in the rights offering or own as a result of the rights offering?
     Persons, together with certain related affiliates, may purchase up to a number of shares such that upon completion of the stock offering the person owns up to 4.9% of PVF’s common stock outstanding.  If a person, together with certain affiliates, intends to purchase a number of shares such that upon completion of the stock offering the person owns in excess of 4.9% of PVF’s common stock outstanding (including persons who currently own in excess of 4.9% of PVF’s common stock outstanding and intend to maintain stock ownership in excess of 4.9%), the board of directors retains the discretion to limit such purchases in order to maintain compliance with the “ownership change” provisions of Section 382 of the Internal Revenue Code.  See “Risk Factors—PVF could, as a result of the stock offering or future investments in our common stock by 5% holders, experience an “ownership change” for tax purposes that could cause PVF to permanently lose a significant portion of its U.S. federal deferred tax assets.”
     In addition, we will not issue shares of our common stock pursuant to the exercise of basic subscription rights or over-subscription rights, or to any person or entity who, in our sole opinion, could be required to obtain prior clearance or approval from or submit a notice to any state or federal bank regulatory authority to acquire, own or control such shares if, as of [EXPIRATION DATE], such clearance or approval has not been obtained and/or any applicable waiting period has not expired. If we elect not to issue shares in such a case, the unissued shares will become available to satisfy over-subscriptions by other shareholders pursuant to their subscription rights and will thereafter be available in the public reoffer of shares.
How do I exercise my subscription rights if I own shares in certificate form?
     If you hold a PVF stock certificate and you wish to participate in the rights offering, you must take the following steps:
•	deliver a properly completed and signed rights certificate, and related subscription documents, to the subscription agent before 5:00 p.m., Eastern Time, on [EXPIRATION DATE]; and

•	deliver payment to the subscription agent before 5:00 p.m., Eastern Time, on [EXPIRATION DATE].
     In certain cases, you may be required to provide additional documentation or signature guarantees.
     Please follow the delivery instructions on the rights certificate. Do not deliver documents to PVF. You are solely responsible for completing delivery to the subscription agent of your subscription documents, rights certificate and payment. We urge you to allow sufficient time for delivery of your subscription materials to the subscription agent so that they are received by the subscription agent by 5:00 p.m. Eastern Time, on [EXPIRATION DATE].
     If you send a payment that is insufficient to purchase the number of shares you requested, or if the number of shares you requested is not specified in the forms, the payment received will be applied to exercise your subscription rights to the fullest extent possible based on the amount of the payment received, subject to the availability of shares under the over-subscription privilege and the elimination of fractional shares. Any excess subscription payments received by the subscription agent will be returned, without interest, as soon as practicable following the expiration of the rights offering.
What form of payment is required to purchase the shares of our common stock?
     As described in the instructions accompanying the rights certificate, payments submitted to the subscription agent must be made in full United States currency by:

•	check payable to Computershare Trust Company, N.A.;

•	bank check or bank draft payable to Computershare Trust Company, N.A., drawn upon a United States bank; or

•	money order payable to Computershare Trust Company, N.A.

     Payment will be deemed to have been received by the subscription agent only upon the subscription agent’s receipt of any certified check, bank check or bank draft drawn upon a United States bank or money order or, in the case of an uncertified personal check, receipt and clearance of such check.
     Please note that funds paid by uncertified personal check may take at least seven business days to clear. Accordingly, if you wish to pay by means of an uncertified personal check, we urge you to make payment sufficiently in advance of the expiration date to ensure that the subscription agent receives cleared funds before that time. We also urge you to consider payment by means of a certified check, bank check, bank draft or money order.
     What should I do if I want to participate in the rights offering, but my shares are held in the name of a custodian bank, broker, dealer or other nominee?
     If you hold your shares of common stock through a custodian bank, broker, dealer or other nominee, then your nominee is the record holder of the shares you own. If you are not contacted by your nominee, you should contact your nominee as soon as possible. Your nominee must exercise the subscription rights on your behalf for the shares of common stock you wish to purchase. You will not receive a rights certificate. Please follow the instructions of your nominee. Your nominee may establish a deadline that may be before the 5:00 p.m., Eastern Time, [EXPIRATION DATE] expiration date that we have established for the rights offering.
What should I do if I want to participate in the rights offering, but my shares are held in my account under the PVF 401(k) plan?
     If shares of our common stock are held in your account under our 401(k) plan as of 5:00 p.m., Eastern Time, on January 27, 2010, you are eligible to participate in the offering. If you wish to exercise some or all of your subscription rights, you will need to notify the trustee of the 401(k) plan of your decision and the trustee will act for you. The trustee must receive your properly completed form entitled “401(k) Plan Participant Election Form” no later than                     , 2010. If you elect to exercise some or all of your subscription rights, you must ensure that the total amount of the funds required for such exercise is maintained in the Merrill Lynch Retirement Preservation Trust Fund (an existing investment fund under the 401(k) plan) at or prior to 5:00 p.m., on                     , 2010. The trustee, in order to exercise subscription rights on your behalf, will transfer funds from your Merrill Lynch Retirement Preservation Trust Fund account one business day before the expiration date. If these funds are insufficient to exercise all of your rights in accordance with your election, or if you transfer amounts out of the Merrill Lynch Retirement Preservation Trust Fund, including after                     , 2010 (due to, for example, a fund transfer, loan, withdrawal or distribution), the subscription rights will be exercised to the maximum extent possible with the amount you have invested in your Merrill Lynch Retirement Preservation Trust Fund account. Your “401(k) Plan Participant Election Form” accompanies this prospectus. Once you elect to exercise your rights you cannot revoke your election.
When will I receive my new shares?
     If you purchase stock in the rights offering by submitting a rights certificate and payment, we will mail you a stock certificate as soon as practicable after the expiration date of the rights offering. If your shares as of January 27, 2010 were held by a custodian bank, broker, dealer or other nominee, and you participate in the rights offering, you will not receive stock certificates for your new shares. Your nominee will be credited with the shares of common stock you purchase in the rights offering as soon as practicable after the expiration of the rights offering.
After I send in my payment and rights certificate, may I cancel my exercise of subscription rights?
     No. All exercises of subscription rights are irrevocable unless the rights offering is terminated, even if you later learn information that you consider to be unfavorable to the exercise of your subscription rights. You should not exercise your subscription rights unless you are certain that you wish to purchase shares of our common stock in the rights offering.
Are there any conditions to completing the rights offering?
     Yes. In order to complete the rights offering, we must sell the minimum offering amount of at least $______ million (8,600,000 shares) of common stock in the rights offering.

Will our directors and officers participate in the rights offering?
     Yes. We expect our directors and officers will subscribe for, in the aggregate, approximately                     shares of common stock, or $5.0 million, in the rights offering. The purchase price paid by them will be $[SHARE PRICE] per share, the same paid by all other persons who purchase shares of our common stock in the stock offering. Following the stock offering and assuming completion of the exchange of the PVF Capital Trust II trust preferred securities, our current directors and executive officers, together with their affiliates, are expected to own approximately                     shares of common stock, or                     % and                     % of our total outstanding shares of common stock, assuming the sale at the minimum and maximum of the offering range, respectively.
What agreements do we have with the standby purchaser and will the standby purchaser receive any compensation for its commitment?
     [STANDBY] executed a non-disclosure agreement and accordingly gained access to limited nonpublic information about the stock offering. Subsequently, [STANDBY] negotiated and executed a standby purchase agreement. Pursuant to this agreement, standby purchaser has agreed to acquire from us, at the subscription price of $[SHARE PRICE] per share, the lesser of 2,500,000 shares of common stock or _____% of PVF outstanding common stock on a fully diluted basis assuming completion of the rights offering, including shares issued to [STANDBY]. [STANDBY] has conditioned its minimum purchase of shares of common stock upon the receipt by PVF of $_____ million in gross proceeds from the rights offering, the offering to [STANDBY] and the public reoffer. As a result of the _____% limit for [STANDBY], the minimum purchase by [STANDBY] (approximately 2,300,000 shares of common stock) is conditioned on the sale by PVF of 12,600,000 shares in the rights offering and the public reoffer, if any.
     In addition, subject to receipt of regulatory approval, we have agreed to provide [STANDBY] the right to designate one candidate for appointment to the board of directors of PVF. We currently expect this director designee to be ____________, ____________ of [STANDBY]. We have also agreed to pay [STANDBY] a commitment fee, to be paid at the closing of the stock offering, of $______ to compensate [STANDBY] for its diligence and negotiation efforts in connection with the stock offering.
How many shares will the standby purchaser own after the stock offering?
     After the stock offering, the standby purchaser, [STANDBY], will own between                     shares of our common stock (                    % of our outstanding shares) and                     shares of our common stock (                    % of our outstanding shares), depending on how many shares of common stock we sell in the stock offering.
What effects will the stock offering have on our outstanding common stock?
     As of January 27, 2010, we had                     shares of our common stock issued and outstanding. Assuming no options are exercised prior to the expiration of the rights offering and assuming all shares are sold in the rights offering and to the standby purchaser, we expect approximately                     shares of our common stock will be outstanding immediately after completion of the stock offering.
     The issuance of shares of our common stock in the stock offering will dilute, and thereby reduce, your proportionate ownership in our shares of common stock unless you fully exercise your basic subscription privilege and a certain level of your over-subscription privilege. In addition, the issuance of shares of our common stock at the subscription price, which is less than the market price as of                     , 2010, will likely reduce the price per share of shares held by you prior to the stock offering.
How much will we receive in net proceeds from the stock offering?
     We expect that the aggregate stock offering proceeds, net of expenses, to be between $                     million and $                     million. Subject to Office of Thrift Supervision approval of or non-objection to the capital plan and business plan we have adopted, we intend to invest $                     million of the net proceeds in Park View Federal to improve its regulatory capital position, and retain the remainder of the net proceeds. The net proceeds we retain may be used for general corporate purposes. Please see “Use of Proceeds.”
Are there risks in exercising my subscription rights?
     Yes. The exercise of your subscription rights involves risks. Exercising your subscription rights involves the purchase of additional shares of our common stock and should be considered as carefully as you would consider any other equity investment. Among other things, you should carefully consider the risks described under the heading “Risk Factors” in this prospectus.
If the rights offering is not completed, will my subscription payment be refunded to me?
     Yes. The subscription agent will hold all funds it receives in a segregated bank account until completion of the rights offering. If the rights offering is not completed, all subscription payments received by the subscription agent will be returned, without interest, as soon as practicable. If your shares are held in the name of a custodian bank, broker, dealer or other nominee, it may take longer for you to receive the refund of your subscription payment because the subscription agent will return payments through the record holder of your shares.
What is the public reoffer of shares?
     If shares of common stock remain available for sale after the closing of the rights offering, we may offer and sell those remaining shares to the public on a best efforts basis at the $[SHARE PRICE] per share subscription price.
What fees or charges apply if I purchase shares of the common stock in the rights offering?
     We are not charging any fee or sales commission to issue subscription rights to you or to issue shares to you if you exercise your subscription rights (other than the subscription price). If you exercise your subscription rights through a custodian bank, broker, dealer or other nominee, you are responsible for paying any fees your nominee may charge you.
What is the role of Stifel Nicolaus in the stock offering?
     We have entered into an agreement with Stifel Nicolaus, pursuant to which Stifel Nicolaus is acting as our financial advisor and marketing and information agent in connection with the stock offering and will use its best efforts to assist us in soliciting the exercise of subscription rights for the purchase of shares of our common stock, in soliciting the standby purchaser and in soliciting purchasers in the public reoffer of shares. Stifel Nicolaus is not acting as an underwriter and is not obligated to purchase any shares of our common stock in the stock offering. We have agreed to pay certain fees to, and expenses of, Stifel Nicolaus.
Who should I contact if I have other questions?
     If you have other questions regarding PVF, Park View Federal or the stock offering, or if you have any questions regarding completing a rights certificate or submitting payment in the rights offering, please contact our information agent, Stifel Nicolaus, at (866) 585-5970 (toll free), Monday through Friday (except bank holidays), between 9:00 a.m. and 4:00 p.m., Eastern Time.

Summary
     The following summary contains basic information about us and the rights offering. Because it is a summary, it may not contain all of the information that is important to you. For additional information before making a decision to invest in our shares of common stock, you should read this prospectus carefully, including the sections entitled “The Rights Offering” and “Risk Factors” and the information incorporated by reference in this prospectus, including our audited consolidated financial statements and the accompanying notes included in our Annual Report on Form 10-K for the fiscal year ended June 30, 2009, and our unaudited consolidated financial statements in our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2009.
PVF Capital Corp.
     PVF is the holding company for Park View Federal. PVF owns and operates Park View Federal, PVF Service Corporation, a real estate subsidiary, and Mid Pines Land Company, a real estate subsidiary. In addition, PVF owns PVF Holdings, Inc., a financial services subsidiary, currently inactive, and two other subsidiaries chartered for future operation, but which are also currently inactive. The business of PVF consists primarily of the business of Park View Federal. Park View Federal is a federal stock savings bank operating through 17 offices located in Cleveland and surrounding communities. Park View Federal has operated continuously for 89 years, having been founded as an Ohio chartered savings and loan association in 1920. PVF Capital Corp.’s main office is located at 30000 Aurora Road, Solon, Ohio 44139 and its telephone number is (440) 248-7171.
     Park View Federal’s principal business consists of attracting deposits from the general public and investing these funds primarily in loans secured by first mortgages on real estate located in Park View Federal’s market area, which consists of Portage, Lake, Geauga, Cuyahoga, Summit, Medina and Lorain Counties in Ohio. Park View Federal emphasizes the origination of loans for the purchase or construction of residential real estate, commercial real estate and multi-family residential property and land loans. To a lesser extent, Park View Federal originates commercial business loans, loans secured by second mortgages, including home equity lines of credit, and loans secured by savings deposits.
     Park View Federal derives its income principally from interest earned on loans and, to a lesser extent, loan servicing and other fees, gains on the sale of loans and interest earned on investments. Park View Federal’s principal expenses are interest expense on deposits and borrowings and noninterest expense such as compensation and employee benefits, office occupancy expenses and other miscellaneous expenses. Funds for these activities are provided principally by deposits, Federal Home Loan Bank advances and other borrowings, repayments of outstanding loans, sales of loans and operating revenues.
     At September 30, 2009, we had total consolidated assets of $887.1 million, total deposits of $696.9 million and total shareholders’ equity of $54.9 million.
Recent Operational Challenges
     Deterioration in Asset Quality. Like many financial institutions across the United States, our operations have been significantly negatively impacted by the current economic crisis. During our fiscal years ended June 30, 2008 and 2009 and continuing into our current fiscal year, the economic crisis that was initially confined to residential real estate and subprime lending has evolved into a global economic crisis that has negatively impacted not only liquidity and credit quality but also the general economic environment, including the labor market, the capital markets and real estate values. As a result of this significant downturn, we have been adversely affected by declines in the residential and commercial real estate market in our market area. Declining home prices, slowing economic conditions and increasing levels of delinquencies and foreclosures have negatively affected the credit performance of our residential real estate, commercial real estate and construction and land loans, resulting in a significant increase in our level of nonperforming assets and charge-offs of problem loans. At the same time, competition among depository institutions in our markets for deposits and quality loans has increased significantly. These market conditions, the tightening of credit and widespread reduction in general business activity have led to increased deficiencies in our loan portfolio, a decreased interest margin and increased market volatility.

     As a result of the deterioration in our asset quality, we recorded provisions for loan losses of $1.8 million during the quarter ended September 30, 2009 and $31.3 million and $6.1 million during the years ended June 30, 2009 and 2008, respectively, which significantly negatively impacted our earnings. Due in part to the deterioration in our asset quality, and resulting provisions for loans losses, our regulatory capital ratios also were negatively impacted.
     Our restructured management team has taken several significant steps to improve our asset quality, including establishing a Special Asset Management Department, obtaining an independent loan review and applying more conservative underwriting practices. See “—Business Strategy of our Restructured Management Team—Improve Our Asset Quality.” As a result of these initiatives, our management believes that the deterioration in our asset quality has slowed and that improvement will be seen over the next year.
     PVF Debt. At June 30, 2009, PVF had $20.0 million aggregate amount of outstanding subordinated debentures, consisting of two issuances of subordinated debentures in the aggregate amount of $10.0 million each.  The subordinated debentures were issued to two trust subsidiaries, PVF Capital Trust I and PVF Capital Trust II, each of which, in turn, issued and sold trust preferred securities with an aggregate liquidation amount of $10.0 million.  The trust preferred securities carried interest rates of 3.70% and 7.462% at June 30, 2009. In December 2008, PVF determined to defer interest payment on these trust preferred securities. PVF accrued interest expense of $1.3 million on the trust preferred securities during the year ended June 30, 2009.
     Since June 30, 2009, our restructured management team has made significant strides in strengthening our balance sheet and capital structure by entering into exchange agreements that have eliminated or will eliminate, subject to shareholder approval, all of our trust preferred obligations. See “—Business Strategy of our Restructured Management Team—Complete the Early Extinguishment of PVF Debt.” As a result of the elimination of these trust preferred obligations, we expect, in the aggregate, to record an after-tax gain in consolidated shareholders’ equity of approximately $11.6 million and to reduce our annual debt servicing requirements by approximately $922,000.
     Regulatory Restrictions. On October 19, 2009, PVF and Park View Federal each entered into a Stipulation and Consent to the Issuance of Order to Cease and Desist with the Office of Thrift Supervision whereby PVF and Park View Federal each consented to the issuance of an Order to Cease and Desist without admitting or denying that grounds exist for the Office of Thrift Supervision to initiate an administrative proceeding against PVF or Park View Federal.
     Park View Federal Cease and Desist Order. The Park View Federal Cease and Desist Order requires Park View Federal to take several actions, including, but not limited to:

•	by December 31, 2009, meet and maintain (i) a tier one (core) capital ratio of at least 8.0% and (ii) a total risk-based capital ratio of at least 12.0% after the funding of an adequate allowance for loan and lease losses and submit for Office of Thrift Supervision approval a detailed plan to accomplish this; as a result of this requirement Park View Federal may not be deemed to be “well-capitalized” under applicable regulations;

•	if Park View Federal fails to meet these capital requirements at any time after December 31, 2009, within 15 days thereafter prepare a written contingency plan detailing actions to be taken, with specific time frames, providing for (i) a merger with another federally insured depository institution or holding company thereof, or (ii) voluntary liquidation (see “—Compliance with Cease and Desist Orders” for further information regarding non-compliance with the December 31, 2009 deadline);

•	adopt revisions to Park View Federal’s liquidity policy to, among other things, increase Park View Federal’s minimum liquidity ratio:

•	reduce the level of adversely classified assets to no more than 50% of core capital plus allowance for loan and lease losses by December 31, 2010 and to reduce the level of adversely classified assets and assets designated as special mention to no more than 65% of core capital plus allowance for loan and lease losses by December 31, 2010;

•	submit for Office of Thrift Supervision approval a new business plan that will include the requirements contained in the Cease and Desist Order and that also will include well supported and realistic strategies to achieve consistent profitability by September 30, 2010;

•	restrict quarterly asset growth to an amount not to exceed net interest credited on deposit liabilities until the Office of Thrift Supervision approves of the new business plan (see “—Impact of Asset Growth and Brokered Deposit Restrictions” for recent and anticipated impact of this restriction);

•	cease to accept, renew or roll over any brokered deposit or act as a deposit broker, without the prior written waiver of the Federal Deposit Insurance Corporation (see “—Impact of Asset Growth and Brokered Deposit Restrictions” for recent and anticipated impact of this restriction); and

•	not declare or pay dividends or make any other capital distributions from Park View Federal without receiving prior Office of Thrift Supervision approval.

     PVF Cease and Desist Order. The PVF Cease and Desist Order requires PVF to take several actions, including, but not limited to:
•	submit a capital plan that includes, among other things, (i) the establishment of a minimum tangible capital ratio of tangible equity capital to total tangible assets commensurate with PVF’s consolidated risk profile, and (ii) specific plans to reduce the risks to PVF from its current debt levels and debt servicing requirements;

•	not declare, make or pay any cash dividends or other capital distributions or purchase, repurchase or redeem or commit to purchase, repurchase or redeem PVF equity stock without the prior non-objection of the Office of Thrift Supervision, except that this provision does not apply to immaterial capital stock redemptions that arise in the normal course of PVF’s business in connection with its stock-based compensation plans; and

•	not incur, issue, renew, roll over or increase any debt or commit to do so without the prior non-objection of the Office of Thrift Supervision (debt includes loans, bonds, cumulative preferred stock, hybrid capital instruments such as subordinated debt or trust preferred securities, and guarantees of debt).
     The Cease and Desist Orders also impose certain on-going reporting obligations and additional restrictions on severance and indemnification payments, changes in directors and management employment agreements and compensation arrangements that we may enter into, third party service contracts and transactions with affiliates.
     Compliance with Cease and Desist Orders. With exception to the higher capital ratio requirement discussed below, we have complied with all requirements of the Cease and Desist Orders and we will continue to work to comply with all such requirements in the future. We have submitted a capital plan and a business plan which plans contemplate this stock offering and a first calendar quarter 2010 closing date and which is being reviewed by the Office of Thrift Supervision. Although we did not comply with the higher capital ratio requirements by the December 31, 2009 required date, based on informal discussions with the Office of Thrift Supervision and due to the pendency of the stock offering, management does not expect that any additional material restrictions or penalties will be imposed by the Office of Thrift Supervision as a result of not complying with the December 31, 2009 deadline, assuming we are able to raise sufficient capital in this stock offering. We have also submitted to the Office of Thrift Supervision our reduction targets for our adversely classified assets. Both Cease and Desist Orders will remain in effect until terminated, modified, or suspended in writing by the Office of Thrift Supervision.
     The failure to comply with the Cease and Desist Orders could result in the initiation of further enforcement action by the Office of Thrift Supervision, including the imposition of further operating restrictions. The Office of Thrift Supervision could also direct us to seek a merger partner. We have incurred, and expect to continue to incur, significant additional regulatory compliance expense in connection with the Cease and Desist Orders. For further information, see “Risk Factors— We are subject to restrictions and conditions of Cease and Desist Orders issued by the Office of Thrift Supervision. We have incurred and expect to continue to incur significant additional regulatory compliance expense in connection with the Cease and Desist Orders. Failure to comply with the Cease and Desist Orders could result in additional enforcement action against us.
     Impact of Asset Growth and Brokered Deposit Restrictions. The regulatory restrictions on asset growth and brokered deposits have not materially impacted and are not expected to have in the near future a material impact on our operations or asset size. Our operations have been and are expected to continue to be focused on reducing nonperforming assets, which, as a result, will reduce our asset size. As our asset size decreases, brokered deposits are not expected to be needed to fund the lower level of assets. Consistent with its strategy to increase capital ratios and reduce problem assets, management expects total assets and deposits to decline slightly by December 31, 2009 as compared to September 30, 2009.
Restructured Management and Directorship
     In the past 18 months, we have undergone significant changes to management and the board of directors. Our restructured management team and directorship has extensive experience in the banking industry, in particular with large commercial banks, and has deep connections to the Ohio market, in particular Cleveland.
     New Chairman of the Board. In January 2009, Mark D. Grossi was appointed Chairman of PVF and Park View Federal. Mr. Grossi has over 30 years experience in the banking, thrift and brokerage industries. From

1992 to Royal Bank of Scotland’s acquisition of Charter One Bank, N.A. in 2004, Mr. Grossi served as Executive Vice President, Chief Retail Banking Officer and member of the board of directors of Charter One Bank. Prior to joining Charter One Bank, Mr. Grossi was President and Chief Executive Officer and member of the board of directors of First American Savings Bank from 1987 to 1992, when First American Savings Bank was acquired by Charter One Bank. Since 2004, Mr. Grossi has been providing consulting services to financial services companies.
     New President and Chief Executive Officer. In September 2009, Robert J. King, Jr. was appointed as the President, Chief Executive Officer and a director of PVF and Park View Federal. Previously, Mr. King most recently served as senior managing director of FSI Group, LLC, a private equity operation focused on investing in the financial sector from 2006 through 2009. Prior to that, Mr. King held numerous positions with Fifth Third Bank, which he joined in 1975. During his tenure with the Cincinnati-based company, he served as vice president of Institutional Asset Administration, director of marketing, commercial lending officer, customer service manager and marketing research specialist. In 1989, he joined Fifth Third Bank (Northwestern Ohio) as an executive vice president and was promoted to president and chief executive officer the following year. In 1997, Fifth Third Bank’s board of directors appointed Mr. King chairman of the board and chief executive officer of Fifth Third Bank (Northwestern Ohio), a position he held until his retirement from Fifth Third Bank in 2004. Mr. King was also an executive vice president of Fifth Third Bancorp and regional president of its affiliates in Toledo, Dayton, Columbus and southern Ohio.
     New Chief Financial Officer. In November 2009, James H. Nicholson was appointed Chief Financial Officer of PVF and Park View Federal. From 2006 to 2009, Mr. Nicholson served Huntington Bank in several capacities, including regional chief operating officer (Akron/Canton Region) and regional president and chief operating officer (Eastern Ohio Region). Mr. Nicholson previously served as Executive Vice President and Chief Operating Officer of Unizan Financial Corp. and President and Chief Executive Officer and director of Unizan Bank, National Association from 2002 until Huntington Bancshares, Inc.’s acquisition of Unizan Financial in 2006. Previously, Mr. Nicholson’s served BancFirst Ohio Corp. and The First National Bank of Zanesville as Controller of the bank from 1990 to 1994, Chief Financial Officer until 1996, Executive Vice President and Chief Operating Officer until 1997, and President and Chief Executive Officer and a director of the bank until the merger with Unizan Financial (formerly UNB Corp.) in 2002. Mr. Nicholson became a director of BancFirst Ohio Corp. in 2000, and was also serving as its Executive Vice President and Corporate Secretary at the time of the 2002 merger.
     New Chief Lending Officer. In November 2009, Lonnie L. Shiffert was appointed as Chief Lending Officer. Previously, Mr. Shiffert served in several senior level commercial real estate positions with institutions in the Cleveland area, including with Citizens Bank as Senior Vice President and Manager, Commercial Real Estate Department (2007 to 2009), Sky Bank as Senior Vice President and Manager, Commercial Real Estate Department (2006 to 2007), Fifth Third Bank as Senior Vice President and Manager, Commercial Real Estate Department (2004 to 2006), Provident Bank as Senior Vice President and Manager, Commercial Real Estate Department (1998 to 2004).
     New Head of Retail Banking. In October 2009, Jane S. Grebenc was appointed as Executive Vice President, Retail Banking. Previously, Ms. Grebenc served as Executive Vice President, Wealth Segment and Senior Executive, Private Bank at KeyBank National Association from 2008 to 2009. Ms. Grebenc previously served National City Corporation from 1982 to 2007 in several capacities, including Executive Vice President, Private Client Group (2006 to 2007), Executive Vice President, Loan Operations (2003 to 2006), Executive Vice President, Branch Network (1999 to 2003) and Executive Vice President, Retail Banking Group (1995 to 1998).
     Additional New Directors. Marty E. Adams, appointed to the Park View Federal board in September 2009 and elected to the PVF board for election at the annual meeting of shareholders held in January 2010, has over 30 years of banking experience. Mr. Adams most recently served as the Interim Chief Executive Officer of PVF and Park View Federal from March 2009 until September 2009. Previously, Mr. Adams served as president and chief operating officer of Huntington Bancshares, Inc. from July 2007 until December 2007 following Huntington Bancshares’ acquisition of Sky Financial Group, Inc. Mr. Adams previously served as the chairman and chief executive officer of Sky Financial Group, Inc. for 30 years.
     Steven A. Calebrese, appointed to the boards of PVF and Park View Federal in 2008, is the managing partner of Calabrese, Racek and Markos, Inc., which operates a number of commercial real estate companies in

Cleveland, Ohio and Tampa, Florida. The firms specialize in evaluation, market research and reporting, management, construction and development services for commercial and industrial real estate.
     Umberto P. Fedeli, appointed to the boards of PVF and Park View Federal in 2008, has served since 1988 as President and Chief Executive Officer of The Fedeli Group, a privately held insurance brokerage firm in Independence, Ohio. He is a member of the board of directors of the Cleveland Clinic Foundation and is currently serving as their Chairman of Government Relations and as a member of their Executive Committee. He is on the Board of Trustees of John Carroll University, is a trustee of the Cleveland Catholic Diocese Foundation, and Chairman of the Northern Ohio Italian American Foundation, a charitable organization that he helped establish in 1995.
Business Strategy of our Restructured Management Team
     In light of the operational challenges we recently have faced, our restructured management team has taken, and will continue to aggressively pursue, the following actions that we believe will not only improve our operations in the short-term, but will also position us for long-term future opportunities:
     Improve Our Asset Quality. We have taken several significant steps to stabilize and then improve our asset quality, which we expect will improve our net interest margin and lower our provision for loan losses. In particular, we have:

•	Established a Special Asset Management Department. In the quarter ended March 31, 2009, we engaged a consultant to assist with asset review and business planning with an emphasis on problem loan identification, loss recognition and disposition of nonperforming assets. As a result of the consultant’s review, we established a Special Asset Management Department, headed by three newly hired and experienced workout professionals, and now consisting of nine total employees. The focus of the Special Asset Management Department is to manage nonperforming loans, including returning nonperforming loans to performing status, negotiating loan modifications to extend payment terms or modify rates when we believe the project involved will be successfully completed, and negotiating loan payoffs. From April 1, 2009 to September 30, 2009, 17 nonperforming loans, aggregating $3.8 million, were returned to performing status, nine nonperforming loans, aggregating $3.1 million, were modified to extend payment terms or modify rates and four nonperforming loans, aggregating $1.2 million, were paid off by the borrower. During this time, an additional 30 loans, aggregating $10.8 million, were foreclosed and reclassified as real estate owned. The Special Asset Management Department also works with management to prudently dispose of nonperforming loans and real estate owned. From April 1, 2009 to September 30, 2009, 18 nonperforming loans aggregating $2.3 million were resolved through loan sales.

•	Obtained an Independent Loan Review. During the year ended June 30, 2009, we engaged an outside loan review firm to perform a thorough review of our loan portfolio. This review involved analyzing all large borrowing relationships, delinquency trends, and loan collateral valuation in order to identify impaired loans. The review covered $384.7 million of loans, primarily commercial relationships, representing approximately 77.0% of our commercial loan portfolio. This analysis was performed so that management and the Special Asset Management Department could identify all troubled loans and loan relationships as well as deteriorating loans and loan relationships. As a result of this review, detailed action plans were developed with management and the Special Asset Management Department to either return the loans to performing status or dispose of the loan and end the borrowing relationship. As discussed above, from April 1, 2009 to September 30, 2009, 17 nonperforming loans, aggregating $3.3 million, were returned to performing status, four nonperforming loans, aggregating $1.2 million, were paid off by the borrower, and 18 nonperforming loans, aggregating $2.3 million, were resolved through loan sales. These reviews also resulted in Park View Federal establishing specific valuation allowances of $15.0 million for identified collateral shortfalls during the year ended June 30, 2009. We intend to continue to engage an outside loan review firm to conduct at a minimum an annual review of our loan portfolio.

•	Applied Conservative Underwriting Practices. We have significantly curtailed our higher risk lending and have applied more conservative underwriting practices, including, among other things, requiring more detailed credit information in certain circumstances, increasing the amount of required collateral or equity requirements or reducing loan-to-value ratios and reducing the amount that we will lend to one borrower.

     In connection with our loan review and additional efforts to determine the scope of our deteriorating loans, management has identified certain positive factors relating to our nonperforming assets. Our nonperforming assets are primarily located within our local market area. This generally allows management and our Special Asset Management Department better access to the collateral and borrowers and, therefore, more useful information in making loan modification and foreclosure decisions. In addition, we have not historically purchased loans or loan participations and are not dependent on outside parties to service our loans or make loan modification decisions. As a result, we believe we are well-positioned to determine whether a nonperforming loan will return to performing status or whether it is in the best interest of PVF to end the borrowing relationship. Finally, we believe that the funds we raise in the stock offering will strengthen our capital position to provide us with flexibility to address and reduce our nonperforming asset levels.
     Complete the Early Extinguishment of PVF Debt. Since June 30, 2009, we have made significant strides in strengthening our balance sheet and capital structure by reducing our debt and debt-servicing requirements and eliminating our trust preferred obligations.

•	PVF Capital Trust I. The first transaction (the “Completed Trust Preferred Exchange”) was the exchange of outstanding trust preferred securities with an aggregate liquidation amount of $10.0 million issued by PVF Capital Trust I in exchange for $500,000 in cash, 205,297 shares of common stock, warrants to acquire 769,608 shares of common stock and warrants to acquire additional shares of common stock equal to 9.9% of the shares to be issued in any transaction for the exchange of trust preferred securities issued by PVF Capital Trust II (exclusive of shares issuable upon the exercise of warrants). As part of the Completed Trust Preferred Exchange, PVF submitted for cancellation the trust preferred securities and the common securities issued by PVF Capital Trust I and the related subordinated debentures issued by PVF. The Completed Trust Preferred Exchange was completed on September 3, 2009, and PVF realized after tax income of approximately $5.7 million and increased total shareholders’ equity by approximately $6.5 million during the quarter ending September 30, 2009 as a result of the cancellation of the trust preferred securities, the common securities and the subordinated debentures.

•	PVF Capital Trust II. Next, we entered into an agreement with investors holding trust preferred securities with an aggregate liquidation amount of $10.0 million issued by PVF Capital Trust II (the “Second Trust Preferred Exchange”). Pursuant to the agreement, the investors will tender $10.0 million aggregate liquidation amount of trust preferred securities to PVF in exchange for an aggregate of $400,000 in cash, a number of shares of common stock (the “Initial Shares”) equal to $600,000 divided by the conversion price and warrants to acquire 769,608 shares of common stock plus 9.9% of the Initial Shares. Further, PVF will issue additional warrants that become exercisable in the event PVF completes one or more public offerings or private placements of its common stock (including the stock offering conducted hereby) within a year. The second group of warrants will give the holders thereof the right to acquire additional shares of common stock so that the total number of shares they could acquire under all warrants would entitle them to purchase an aggregate of 4.9% of the common stock to be outstanding following the public offering or offerings completed during that one-year period. The consummation of the Second Trust Preferred Exchange was approved by PVF’s shareholders at the annual meeting of shareholders held in January 2010. Upon consummation of the Second Trust Preferred Exchange, PVF intends to submit for cancellation the trust preferred securities, the common securities issued by PVF Capital Trust II and the related subordinated debentures. If completed, the Second Trust Preferred Exchange is expected to eliminate $10.0 million of subordinated debentures and, although the exact amounts are subject to variation based on the valuation of the warrants at closing, generate after tax income of approximately $5.9 million and increase total shareholders’ equity by approximately $6.5 million from the cancellation of the trust preferred securities, the common securities and the subordinated debentures. The income will be recorded during the quarter in which the trust preferred securities are cancelled, which is expected to be the first quarter of calendar year 2010.

In the aggregate, we expect to record an after-tax gain in consolidated shareholders’ equity of approximately $11.6 million in connection with elimination of these trust preferred obligations. In addition, the elimination of this debt is expected to reduce our annual debt servicing requirements by approximately $922,000.
     Raise Capital. We believe that our efforts to raise additional capital in the stock offering will help us to achieve our goals of obtaining Office of Thrift Supervision termination of the Cease and Desist Orders, to mitigate the impact on Park View Federal of a worsening economy and manage our capital levels to maintain a capital cushion in excess of our regulatory capital requirement.
     At the minimum of the offering range, we expect to exceed all of our regulatory capital requirements, including the higher capital requirements imposed by the Office of Thrift Supervision and as set forth in the Cease and Desist Orders. On a pro forma basis at the minimum of the offering, our tier one (core) capital ratio and total risk-based capital ratio at September 30, 2009 would have been ___% and ___%, respectively, exceeding the 8.0% and 12.0% requirements imposed by the Office of Thrift Supervision. On a pro forma basis at the maximum of the offering, our tier one (core) capital ratio and total risk-based capital ratio at September 30, 2009 would have been ___% and ___%, respectively. See “Capitalization.” Such amounts include an increase in Park View Federal’s regulatory capital ratios expected to be reported at December 31, 2009 resulting from recent changes to federal income tax laws. See “—Increase in Capital Ratios Resulting from Recent Federal Income Tax Laws.” However, to the extent we experience increases in our allowance for loan losses and operating losses, such events will reduce, and possibly eliminate, our capital cushion.
     Control Expenses. Our new management team expects to actively work to reduce unneeded or excess operating expenses. Our management team has made it a priority to identify cost savings opportunities throughout all phases of our operations. In particular, once we are able to successfully manage our asset quality and terminate our Cease and Desist Orders, we expect to reduce significantly fees for consultants and other advisors and expenses related to the management of our nonperforming assets. Our efficiency ratio (representing expenses divided by the sum of net interest income and other income) was 106.3% and 80.5% for the three months ended September 30, 2009 and the year ended June 30, 2009, respectively.
     Leverage the Existing Retail Branch Presence. Park View Federal has 17 branches in the greater Cleveland market area, many of which are located in upscale suburban markets with a favorable demographic profile. According to census tract data obtained from SNL Financial, Park View Federal’s 17 sub-markets (by zip code) have a median household income level of $80,000 and a median household net worth of $348,000, significantly higher than statewide and national averages. Despite this attractive market area, we historically have under-performed in terms of our retail banking penetration. Only nine of our 17 branches have ATMs, and 15 of the 17 branches have drive-up facilities. As a result, transaction, money market and savings accounts comprised only 28.2% of the Company’s total deposits as of September 30, 2009. In the future, our new management team intends to change the deposit mix, increase product offerings, and achieve higher levels of profitability by more effectively serving customers in our attractive markets.
     Increase Market Share and Achieve Profitable Growth. As we improve our asset quality and increase our operating efficiency and after we obtain termination of the Cease and Desist Orders, we expect that operating earnings will increase significantly. Our new management team will focus on instituting an effective sales culture and transitioning the loan portfolio as well as the deposit base to become more bank-like (i.e., less dependent on real estate loans and certificates of deposit). According to the most recent Federal Deposit Insurance Corporation data, the Cleveland and Akron metropolitan statistical areas had insured deposits on June 30, 2009 of $66.0 billion and $11.3 billion, respectively. PVF’s management team believes that a void exists among community banks in those markets, and that a recapitalized Park View Federal can attain significant market share growth on a profitable basis over the next several years.
     Obtain Termination of the Cease and Desist Orders. With exception to the higher capital ratio requirement discussed below, we have complied to date with all requirements of the Cease and Desist Orders and we will continue to work to comply with all such requirements in the future. We have submitted a capital plan and a business plan which plans contemplate this stock offering and a first calendar quarter 2010 closing date and which is being reviewed by the Office of Thrift Supervision. Although we did not comply with the higher capital ratio requirements by the December 31, 2009 required date, based on informal discussions with the Office of Thrift Supervision and due to the pendency of the stock offering, management does not expect that any additional material restrictions or penalties will be imposed by the Office of Thrift Supervision as a result of not complying with the December 31, 2009 deadline, assuming we are able to raise sufficient capital in this stock offering. We will seek to demonstrate as soon as possible to the Office of Thrift Supervision that we have fully complied with the requirements of the Cease and Desist Orders and that the Office of Thrift Supervision should terminate the Cease and Desist Orders. At such time, we will be able to return to a more typical level of regulatory oversight and redirect management resources from maintaining compliance with the Cease and Desist Orders to the operation of our institution.
Increase in Capital Ratios Resulting from Recent Federal Tax Laws
     As part of the Worker, Home Ownership, and Business Assistance Act of 2009, taxpayers with net operating losses, such as PVF Capital Corp., were permitted to elect to offset these losses against income earned in up to five prior years. Typically, a net operating loss can be carried back for only two years. As a result of this change in the income tax laws, PVF Capital Corp. and its subsidiaries were able to offset all their net operating losses against historical income. Under Office of Thrift Supervision regulations, a portion of Park View Federal’s deferred tax asset, amounting to $4.25 million at September 30, 2009, was required to be excluded from Park View Federal’s tier one (core) and risk-based capital. The effect of this change in tax laws will be to increase Park View Federal’s capital ratios since this portion of its deferred tax asset is no longer required to be excluded. On a pro forma basis assuming enactment of the tax law changes at September 30, 2009, Park View Federal’s tier one (core), tier one risk-based and total risk-based capital ratios would have been 7.15%, 9.40% and 10.66%, respectively at September 30, 2009, as compared to Park View Federal’s actual capital ratios of 6.70%, 8.77% and 10.03%, respectively, at such date. The change in the tax laws will have no effect on PVF Capital Corp.’s net income or shareholders’ equity.
Market Area Overview
     PVF operates in the large and diverse Northeast Ohio market. The Cleveland and Akron metropolitan statistical areas (“MSAs”) in which PVF operates have a total population of approximately 2.8 million and are home to thousands of businesses. Though Cleveland, like many Midwestern cities, has struggled to move beyond its manufacturing-oriented history, PVF believes that growth in other industries will have a beneficial impact on the regional economy going forward. For instance, there has been significant growth in recent years by the Cleveland Clinic and University Hospitals Health Systems, the area’s two largest private employers (which employ 45,000 people combined). As a result, Cleveland has emerged as a leader in the health care industry. In addition to health care, a broad variety of industries are represented among Cleveland’s largest companies. Fortune 500 constituents Aleris International (metals), Eaton and Parker Hannifin (industrial machinery), KeyCorp (financial services), Lubrizol and Sherwin-Williams (chemicals), Progressive (insurance), and TravelCenters of America (specialty retail) are all headquartered in the Cleveland area. The top private employers in Northeast Ohio as of December 31, 2008 included:

Top Ten Northeast Ohio Private Employers
Cleveland Clinic	28,200
University Hospitals	16,800
Progressive Corp	9,400
KeyCorp	6,400
PNC Financial Services Group	6,300
General Motors	6,300
MetroHealth	5,500
Ford Motor Company	5,500
Case Western Reserve University	5,100
Summa Health System	4,700

Source: clevelandplusbusiness.com
     Since the real estate market began to experience considerable difficulty in 2006, significant economic challenges have resulted in most markets. The relative stability of the Northeast Ohio real estate market has protected the region from the worst of the collapse. The Northeast Ohio market did not experience the dramatic housing price increases that occurred in certain parts of the United States, and consequently has not experienced as much of a market decline. From June 30, 2006 to October 31, 2009, the Case-Shiller index for the Cleveland market was down 14.6%. For that same period, the U.S. Composite Index was down 29.8%.
     PVF believes that Northeast Ohio, including Cleveland and Akron, is a large market with substantial opportunity. The combined Cleveland and Akron MSA total for Federal Deposit Insurance Corporation insured deposits was $77.3 billion as of June 30, 2009. A number of PVF’s large super-regional competitors are experiencing change. For instance, National City Corporation, the market leader with 30.5% of the Cleveland MSA’s deposits as of June 30, 2009 (according to Federal Deposit Insurance Corporation data), recently sold to PNC Financial Services Group. PVF’s management believes that a recapitalized PVF will be in a better position to achieve profitable growth in its current markets.
The Rights Offering

Securities Offered	We are distributing to you, at no charge, one non-transferable subscription right for each share of our common stock that you owned as of 5:00 p.m., Eastern Time, on January 27, 2010, either as a holder of record or, in the case of shares held of record by custodian banks, brokers, dealers or other nominees on your behalf, as a beneficial owner of such shares.

Subscription Price	$[SHARE PRICE] per share.

Record Date	5:00 p.m., Eastern Time, on January 27, 2010.

Expiration of the Rights Offering	5:00 p.m., Eastern Time, on [EXPIRATION DATE]. We may extend the rights offering without notice to you until [EXPIRATION DATE #2].

Use of Proceeds	We expect the aggregate net proceeds from the stock offering to be between $ million and $ million. We intend to use the proceeds of the stock offering to invest in Park View Federal to improve its regulatory capital position and for general corporate purposes.

Basic Subscription Privilege	The basic subscription privilege of each subscription right entitles you to purchase [Ratio] shares of our common stock at a subscription price of $[SHARE PRICE] per share; however, fractional shares of our common stock resulting from the exercise of the basic subscription privilege will be eliminated by rounding down to the nearest whole share. The number of rights you may exercise appears on your rights certificate.

Over-Subscription Privilege	In the event that you purchase all of the shares of our common stock available to you pursuant to your basic subscription privilege, you may also choose to subscribe for a portion of any shares of our common stock that are not purchased by our shareholders through the exercise of their basic subscription privileges. You may subscribe for shares of common stock pursuant to your over-subscription privilege, subject to the purchase and ownership limitations described below under the heading “Limitations on the Purchase of Shares.”

Limitations on the Purchase of Shares	Persons, together with certain related affiliates, may purchase up to a number of shares such that upon completion of the stock offering the person owns up to 4.9% of PVF’s common stock outstanding. If a person, together with certain affiliates, intends to purchase a number of shares such that upon completion of the stock offering the person owns in excess of 4.9% of PVF’s common stock outstanding (including persons who currently own in excess of 4.9% of PVF’s common stock outstanding and intend to maintain stock ownership in excess of 4.9%), the board of directors retains the discretion to limit such purchases in order to maintain compliance with the “ownership change” provisions of Section 382 of the Internal Revenue Code. See “Risk Factors—PVF could, as a result of the stock offering or future investments in our common stock by 5% holders, experience an “ownership change” for tax purposes that could cause PVF to permanently lose a significant portion of its U.S. federal deferred tax assets.”

In addition, we will not issue shares of our common stock pursuant to the exercise of basic subscription rights or over-subscription rights, or to any person or entity who, in our sole opinion, could be required to obtain prior clearance or approval from or submit a notice to any state or federal bank regulatory authority to acquire, own or control such shares if, as of [EXPIRATION DATE], such clearance or approval has not been obtained and/or any applicable waiting period has not expired.

Non-Transferability of Rights	The subscription rights may not be sold, transferred or assigned and will not be listed for trading on the Nasdaq Capital Market or on any other stock exchange or market.

No Board Recommendation	Our board of directors is making no recommendation regarding your exercise of your subscription rights. You are urged to make your decision based on your own assessment of our business and the rights offering. Please see “Risk Factors” for a discussion of some of the risks involved in investing in our common stock.

Standby Purchaser and Standby Purchase Agreement	We have entered into a standby purchase agreement with [STANDBY], an ____________________, pursuant to which this standby purchaser has agreed to acquire from us, at the subscription price of $[SHARE PRICE] per share, the lesser of 2,500,000 shares of common stock or _____% of PVF outstanding common stock on a fully diluted basis assuming completion of the rights offering, including shares issued to [STANDBY]. [STANDBY] has conditioned its minimum purchase of shares of common stock upon the receipt by PVF of $_____ million in gross proceeds from the rights offering, the offering to [STANDBY] and the public reoffer. As a result of the _____% limit for [STANDBY], the minimum purchase by [STANDBY] (approximately 2,300,000 shares of common stock) is conditioned on the sale by PVF of 12,600,000 shares in the rights offering and the public reoffer, if any. The maximum number of shares that may be sold in the rights offering and to [STANDBY] is 17,200,000.

Subject to receipt of regulatory approval, we have agreed to provide [STANDBY] the right to designate one candidate for appointment to the board of directors of PVF. We currently expect this director designee to be ____________________, __________ of [STANDBY]. We have also agreed to pay [STANDBY] a commitment fee, to be paid at the closing of the stock offering, of $__________ to compensate [STANDBY] for its diligence and negotiation efforts in connection with the stock offering.

Revocation	All exercises of subscription rights are irrevocable, even if you later learn of information that you consider to be unfavorable to the exercise of your subscription rights. You should not exercise your subscription rights unless you are certain that you wish to purchase additional shares of our common stock at a subscription price of $[SHARE PRICE] per share.

Minimum Offering	The rights offering is conditioned upon the receipt of aggregate subscriptions of at least $______ million (8,600,000 shares) of common stock in the rights offering.

Purchase Intentions of Our Directors and Officers	Our directors and executive officers as a group, together with their affiliates, have indicated their intention to exercise rights to purchase, in the aggregate, approximately $5.0 million of our common stock in the rights offering.

Material U.S. Federal Income Tax Considerations	For U.S. federal income tax purposes, you should not recognize income or loss upon receipt or exercise of a subscription right. You should consult your own tax advisor as to the tax consequences to you of the receipt, exercise or lapse of the rights in light of your particular circumstances.

Extension and Cancellation	Although we do not presently intend to do so, we have the option to extend the rights offering expiration date, but in no event will we extend the rights offering beyond [EXPIRATION DATE #2]. Our board of directors may cancel the rights offering at any time. In the event that the rights offering is cancelled, all subscription payments received by the subscription agent will be returned, without interest, as soon as practicable.

Conditions to Completing Rights Offering	We must meet the following condition to complete the rights offering:

•	We must sell the minimum rights offering amount of at least $ million (8,600,000 shares) of common stock in the rights offering.

Public Reoffer	If shares of common stock remain available for sale after the closing of the rights offering, we may offer and sell those remaining shares to the public on a best efforts basis at the $[SHARE PRICE] per share subscription price.

Procedures for Exercising	To exercise your subscription rights, you must take the following steps:
Rights
•	If you hold a PVF stock certificate, you must deliver payment and a properly completed and signed rights certificate to the subscription agent to be received before 5:00 p.m., Eastern Time, on [EXPIRATION DATE]. You may deliver the documents and payment by U.S. mail or courier service. If U.S. mail is used for this purpose, we recommend using registered mail, properly insured, with return receipt requested.

•	If you are a beneficial owner of shares that are registered in the name of a custodian bank, broker, dealer or other nominee, you will not receive a rights certificate. You should instruct your nominee to exercise your subscription rights on your behalf. Please follow the instructions of your nominee, who may require that you meet a deadline earlier than 5:00 p.m., Eastern Time, on [EXPIRATION DATE].

•	If shares of our common stock are held in your account under our 401(k) plan, the trustee must receive your properly completed form entitled “401(k) Plan Participant Election Form” no later than , 2010. If you elect to exercise some or all of your subscription rights, you must ensure that the total amount of the funds required for such exercise is maintained in Merrill Lynch Retirement Preservation Trust Fund (an existing investment fund under the 401(k) plan) at or prior to 5:00 p.m., on , 2010.

Subscription Agent	Computershare Trust Company N.A.

Financial Advisor and Information Agent	Stifel, Nicolaus & Company, Incorporated is acting as our financial advisor and marketing and information agent in connection with the stock offering. We have agreed to pay certain fees to, and expenses of, Stifel, Nicolaus & Company, Incorporated.

Shares Outstanding Before the Stock Offering	shares of our common stock were outstanding as of January 27, 2010.

Shares Outstanding After Completion of the Stock Offering	Assuming no options or warrants are exercised prior to the expiration of the rights offering and assuming all shares are sold in the rights offering and to the standby purchaser at the maximum of the offering range, we expect approximately shares of our common stock will be outstanding immediately after completion of the rights offering and the closing of the transactions contemplated by the standby purchase agreement.

Nasdaq Capital Market Symbol	Shares of our common stock are currently listed for trading on the Nasdaq Capital Market under the symbol “PVFC.”

Risk Factors	Before you exercise your subscription rights to purchase shares of our common stock, you should be aware that there are risks associated with your investment, including the risks described in the section entitled “Risk Factors” of this prospectus, and the risks that we have highlighted in other sections of this prospectus. You should carefully read and consider these risk factors together with all of the other information included in this prospectus before you decide to exercise your subscription rights to purchase shares of our common stock.

Risk Factors
     You should consider carefully the following risk factors before purchasing shares of PVF common stock.
Risks Related to Our Business
We are subject to restrictions and conditions of Cease and Desist Orders issued by the Office of Thrift Supervision. We have incurred and expect to continue to incur significant additional regulatory compliance expense in connection with the Cease and Desist Orders. Failure to comply with the Cease and Desist Orders could result in additional enforcement action against us.
     The Office of Thrift Supervision has issued Cease and Desist Orders against PVF and Park View Federal. The Cease and Desist Orders contain a number of significant directives, including higher capital requirements, requirements to reduce the level of our classified and criticized assets, growth and operating restrictions, restrictions on brokered deposits, and restrictions on dividend payments. These restrictions may impede our ability to operate our own business and to effectively compete in our markets. If we fail to comply with the terms and conditions of the Cease and Desist Orders, the Office of Thrift Supervision could take additional enforcement action against us, including the imposition of further operating restrictions, directing us to seek a merger partner or to liquidate Park View Federal. With exception to the higher capital ratio requirement, we have complied to date with all requirements of the Cease and Desist Orders and we will continue to work to comply with all such requirements in the future. As of the date of this prospectus, we have submitted a capital plan and a business plan which plans contemplate this stock offering and a first calendar quarter 2010 closing date and which is being reviewed by the Office of Thrift Supervision. We have also submitted to the Office of Thrift Supervision our reduction targets for our adversely classified assets.
     We have incurred and expect to continue to incur significant additional regulatory compliance expense in connection with the Cease and Desist Orders, and we will incur ongoing expenses attributable to compliance with the terms of the orders. It is possible regulatory compliance expenses related to the Cease and Desist Orders could have a material adverse impact on us in the future.
     In addition, the Office of Thrift Supervision must approve any deviation from our business plan, which could limit our ability to make any changes to our business, which could negatively impact the scope and flexibility of our business activities. Further, the imposition of the Cease and Desist Orders, including certain restrictions on severance and indemnification payments and employment and compensation arrangements, may make it more difficult to attract and retain qualified employees. While we plan to take appropriate actions and intend to seek to have the Cease and Desist Orders terminated in the future, such actions may not result in the Office of Thrift Supervision terminating the Cease and Desist Orders.
Our capital levels were not sufficient to achieve compliance with the higher capital requirements by December 31, 2009 and any capital cushion in the future may not be sufficient to absorb additional loan or other losses and maintain compliance with these higher capital requirements.
     The Office of Thrift Supervision has directed Park View Federal to raise its tier one (core) capital and total risk-based capital ratios to 8% and 12%, respectively, by December 31, 2009. We have submitted a capital plan and a business plan which plans contemplate this stock offering and a first calendar quarter 2010 closing date and which is being reviewed by the Office of Thrift Supervision. Although we did not comply with the higher capital ratio requirements by the December 31, 2009 required date, based on informal discussions with the Office of Thrift Supervision and due to the pendency of the stock offering, management does not expect that any additional material restrictions or penalties will be imposed by the Office of Thrift Supervision as a result of not complying with the December 31, 2009 deadline, assuming we are able to raise sufficient capital in this stock offering.
     Even assuming completion of the stock offering, our capital cushion, if any, may not be significant. At the minimum of the offering, our pro forma tier one (core) capital and total risk-based capital ratios at September 30, 2009 are expected to be _____% and _____%, respectively, with a capital cushion of approximately $_____ million in excess of the required capital levels. However, after the offering, increases to our allowance for loan losses and operating losses will negatively impact our capital cushion. If our capital cushion is impacted such that our capital ratios do not comply with the requirements of the Cease and Desist Order, the Office of Thrift Supervision could take additional enforcement action against us, including the imposition further operating restrictions. The Office of Thrift Supervision could also direct us to seek a merger partner or liquidate Park View Federal.
Our classified asset levels currently are not sufficient to achieve compliance with the classified asset levels we must meet by December 31, 2010.
     The Office of Thrift Supervision has directed Park View Federal to reduce the level of adversely classified assets to no more than 50% of core capital plus allowance for loan and lease losses by December 31, 2010 and to reduce the level of adversely classified assets and assets designated as special mention to no more than 65% of core capital plus allowance for loan and lease losses by December 31, 2010. At September 30, 2009, we did not meet these requirements and our levels of adversely classified assets and adversely classified assets and assets designated as special mention to core capital plus allowance for loan and lease losses were 137.2% and 170.7%, respectively. We do not expect to achieve compliance with these classified asset ratios prior to December 31, 2010. If we fail to meet the required classified asset ratios by December 31, 2010, the Office of Thrift Supervision could take additional enforcement action against us, including the imposition of further operating restrictions. The Office of Thrift Supervision also could also direct us to seek a merger partner or liquidate Park View Federal.
Higher loan losses could require us to increase our allowance for loan losses through a charge to earnings.
     When we loan money we incur the risk that our borrowers do not repay their loans. We reserve for loan losses by establishing an allowance through a charge to earnings. The amount of this allowance is based on our assessment of loan losses inherent in our loan portfolio. The process for determining the amount of the allowance is critical to our financial results and condition. It requires subjective and complex judgments about the future, including forecasts of economic or market conditions that might impair the ability of our borrowers to repay their loans. We might underestimate the loan losses inherent in our loan portfolio and have loan losses in excess of the amount reserved. We might increase the allowance because of changing economic conditions. For example, in a rising interest rate environment, borrowers with adjustable-rate loans could see their payments increase. There may be a significant increase in the number of borrowers who are unable or unwilling to repay their loans, resulting in our charging off more loans and increasing our allowance. In addition, when real estate values decline, the potential severity of loss on a real estate-secured loan can increase significantly, especially in the case of loans with high combined loan-to-value ratios. The recent decline in the national economy and the local economies of the areas in which the loans are concentrated could result in an increase in loan delinquencies, foreclosures or repossessions resulting in increased charge-off amounts and the need for additional loan loss allowances in future periods. In addition, our determination as to the amount of our allowance for loan losses is subject to review by our primary regulator, the Office of Thrift Supervision, as part of its examination process, which may result in the establishment of an additional allowance based upon the judgment of the Office of Thrift Supervision after a review of the information available at the time of its examination. Our allowance for loan losses amounted to $31.8 million, or 4.63% of total loans outstanding and 42.3% of nonperforming loans, at September 30, 2009. Our allowance for loan losses at September 30, 2009 may not be sufficient to cover future loan losses. A large loss could deplete the allowance and require increased provisions to replenish the allowance, which would decrease our earnings. In addition, at September 30, 2009, we had 25 loan relationships that were performing according to their original terms with outstanding balances that exceeded $3.0 million. However, the deterioration of one or more of these loans could result in a significant increase in our nonperforming loans and our provision for loan losses, which would negatively impact our results of operations.
A continuation of recent turmoil in the financial markets could have an adverse effect on our financial position or results of operations.
     Since 2008, United States and global financial markets have experienced severe disruption and volatility, and general economic conditions have declined significantly. Adverse developments in credit quality, asset values and revenue opportunities throughout the financial services industry, as well as general uncertainty regarding the economic, industry and regulatory environment, have had a marked negative impact on the industry. Dramatic declines in the U.S. housing market over the past two years, with falling home prices, increasing foreclosures and increasing unemployment, have negatively affected the credit performance of mortgage loans and resulted in significant write-downs of asset values by many financial institutions. The United States and the governments of other countries have taken steps to try to stabilize the financial system, including investing in financial institutions, and have also been working to design and implement programs to improve general economic conditions. Notwithstanding the actions of the United States and other governments, these efforts may not succeed in restoring industry, economic or market conditions and may result in adverse unintended consequences. Factors that could continue to pressure financial services companies, including PVF, are numerous and include (i) worsening credit quality, leading among other things to increases in loan losses and reserves, (ii) continued or worsening disruption and volatility in financial markets, leading to, among other things, continuing reductions in asset values, (iii) capital and liquidity concerns regarding financial institutions generally, (iv) limitations resulting from or imposed in connection with governmental actions intended to stabilize or provide additional regulation of the financial system, or (v) recessionary conditions that are deeper or last longer than currently anticipated.
The current economic recession could result in increases in our level of non-performing loans and/or reduce demand for our products and services, which would lead to lower revenue, higher loan losses and lower earnings.
     Our business activities and earnings are affected by general business conditions in the United States and in our local market area. These conditions include short-term and long-term interest rates, inflation, unemployment levels, monetary supply, consumer confidence and spending, fluctuations in both debt and equity capital markets and the strength of the economy in the United States generally and in our market area in particular. In the current recession, the national economy has experienced a general economic downturn, with rising unemployment levels, declines in real estate values and an erosion in consumer confidence. Our primary market area has also been negatively impacted by the current economic recession. From September 2008 to September 2009, unemployment rates in the Cleveland-Elyria-Mentor metropolitan statistical area increased from 6.5% to 8.3%. In addition, our primary market area has also experienced a softening of the local real estate market, a reduction in local property values and a decline in the local manufacturing industry, which employs many of our borrowers. A prolonged or more severe economic downturn, continued elevated levels of unemployment, further declines in the values of real estate, or other events that affect household and/or corporate incomes could impair the ability of our borrowers to repay their loans in accordance with their terms. Nearly all of our loans are secured by real estate or made to businesses in our primary market area, the greater Cleveland metropolitan area and the surrounding areas. As a result of this concentration, a prolonged or more severe downturn in the local economy could result in significant increases in nonperforming loans, which would negatively impact our interest income and result in higher provisions for loan losses, which would decrease our earnings and further increase the capital required to comply with the Cease and Desist Orders. The economic downturn could also result in reduced demand for credit or fee-based products and services, which also would decrease our revenues.
Our emphasis on construction and commercial real estate lending and land loans may expose us to increased lending risks.
     At September 30, 2009, we had $195.3 million in loans secured by commercial real estate, $54.3 million in real estate construction loans, which included $32.7 million in residential construction loans, $4.9 million in loans for the construction of multi-family properties and $16.7 million for the construction of commercial properties and $60.3 million in loans secured by land. Commercial real estate loans, construction loans and land loans represented 28.4%, 7.9% and 8.8%, respectively, of our net loan portfolio. At September 30, 2009, we had $11.6 million of reserves specifically allocated to these loan types. While commercial real estate, construction and land loans are generally more interest rate sensitive and carry higher yields than do residential mortgage loans, these types of loans generally expose a lender to greater risk of non-payment and loss than single-family residential mortgage loans because repayment of the loans often depends on the successful operation of the property, the income stream of the borrowers and, for construction loans, the accuracy of the estimate of the property’s value at completion of construction and the estimated cost of construction.  Such loans typically involve larger loan balances to single borrowers or groups of related borrowers compared to single-family residential mortgage loans.

Our adjustable-rate mortgage loans may expose us to increased lending risks.
     At September 30, 2009, we had $614.4 million in adjustable-rate mortgage loans, or 89.4% of our total loan portfolio. In addition, $356.6 million, or 58.0% of our adjustable-rate mortgage loans will have interest rate adjustments on or prior to September 30, 2010. While adjustable-rate loans better offset the adverse effects of an increase in interest rates as compared to fixed-rate mortgages, the increased mortgage payments required of adjustable-rate loan borrowers upon an interest rate adjustment in a rising interest rate environment could cause an increase in delinquencies and defaults. The marketability of the underlying property also may be adversely affected in a high interest rate environment. In addition, although adjustable-rate mortgage loans help make our asset base more responsive to changes in interest rates, the extent of this interest sensitivity is limited by the annual and lifetime interest rate adjustment limits.
PVF’s financial condition and results of operations are dependent on the economy in Park View Federal’s market area.
     Park View Federal’s market area consists of Portage, Lake, Geauga, Cuyahoga, Summit, Medina and Lorain Counties in Ohio. As of September 30, 2009, management estimates that more than 90% of deposits and 90% of loans came from its market area. Because of Park View Federal’s concentration of business activities in its market area, PVF’s financial condition and results of operations depend upon economic conditions in its market area. Adverse economic conditions in our market area could reduce our growth rate, affect the ability of our customers to repay their loans and generally affect our financial condition and results of operations. Conditions such as inflation, recession, unemployment, high interest rates, short money supply, scarce natural resources, international disorders, terrorism and other factors beyond our control may adversely affect our profitability. We are less able than a larger institution to spread the risks of unfavorable local economic conditions across a large number of diversified economies. Any sustained period of increased payment delinquencies, foreclosures or losses caused by adverse market or economic conditions in the State of Ohio could adversely affect the value of our assets, revenues, results of operations and financial condition. Moreover, we cannot give any assurance we will benefit from any market growth or favorable economic conditions in our primary market areas if they do occur.
Increased and/or special Federal Deposit Insurance Corporation assessments will hurt our earnings
     Beginning in late 2008, the economic environment caused higher levels of bank failures, which dramatically increased Federal Deposit Insurance Corporation resolution costs and led to a significant reduction in the Deposit Insurance Fund. As a result, the Federal Deposit Insurance Corporation has significantly increased the initial base assessment rates paid by financial institutions for deposit insurance. These increases in the base assessment rate have increased our deposit insurance costs and negatively impacted our earnings. In addition, in May 2009, the Federal Deposit Insurance Corporation imposed a special assessment on all insured institutions due to recent bank and savings association failures. The emergency assessment amounted to 5 basis points on each institution’s assets minus tier one (core) capital as of June 30, 2009, subject to a maximum equal to 10 basis points times the institution’s assessment base. Any further increased and/or special Federal Deposit Insurance Corporation assessment will further negatively impact our earnings.

PVF could, as a result of the stock offering or future investments in our common stock by 5% holders, experience an “ownership change” for tax purposes that could cause PVF to permanently lose a portion of its U.S. federal deferred tax assets.
     The completion of the stock offering could cause PVF to experience an “ownership change” as defined for U.S. federal income tax purposes.  Even if these transactions do not cause PVF to experience an “ownership change,” these transactions materially increase the risk that PVF could experience an “ownership change” in the future. As a result, issuances or sales of common stock or other securities in the future (including common stock issued in the stock offering), or certain other direct or indirect changes in ownership, could result in an “ownership change” under Section 382 of the Internal Revenue Code of 1986, as amended. In the event an “ownership change” were to occur, PVF could realize a permanent loss on a portion of its U.S. federal deferred tax assets as a result of certain limitations on certain built-in losses that have not been recognized for tax purposes, including, for example, losses on existing nonperforming assets. The amount of the permanent loss would depend on the size of the annual limitation (which is in part a function of PVF’s market capitalization at the time of an ownership change) and the applicable carryforward period for losses that have been limited (U.S. federal net operating losses generally may be carried forward for a period of 20 years). Any permanent loss could have a material adverse effect on PVF’s results of operations and financial condition.
     PVF has not established a valuation allowance against its U.S. federal deferred tax assets of September 30, 2009, as PVF believed, based on its analysis as of that date, that it was more likely than not that all of these assets would be realized. Section 382 of the Internal Revenue Code imposes restrictions on the use of a corporation’s net operating losses, certain recognized built-in losses and other carryovers after an “ownership change” occurs. An “ownership change” is generally a greater than 50 percentage point increase by certain “5% shareholders” during the testing period, which is generally the three year-period ending on the transaction date. Upon an “ownership change,” a corporation generally is subject to an annual limitation on its pre-change losses and certain recognized built-in losses equal to the value of the corporation’s market capitalization immediately before the “ownership change” multiplied by the long-term tax-exempt rate (subject to certain adjustments). The annual limitation is increased each year to the extent that there is an unused limitation in a prior year. Since U.S. federal net operating losses generally may be carried forward for up to 20 years, the annual limitation also effectively provides a cap on the cumulative amount of pre-change losses and certain recognized built-in losses that may be utilized. Pre-change losses and certain recognized built-in losses in excess of the cap are effectively lost. Thus, if an “ownership change” were to occur, it is possible that the limitations imposed could cause a net increase in our U.S. Federal income tax liability and cause U.S. Federal income taxes to be paid earlier than if such limitations were not in effect.
     The relevant calculations under Section 382 of the Internal Revenue Code are technical and highly complex. The stock offering, combined with other ownership changes in recent years, could cause PVF to experience an “ownership change.” If an “ownership change” were to occur, PVF believes it could permanently lose the ability to realize a portion of its deferred tax asset, resulting in reduction to PVF’s total shareholders’ equity. This could also decrease Park View Federal’s regulatory capital. PVF does not believe, however, that any such decrease in regulatory capital would be material.
Park View Federal has been notified by the counterparty to a repurchase agreement that the counterparty is entitled to declare that an event of default has occurred under the repurchase agreement. If the counterparty were to declare a default and pursue its remedies, Park View Federal could incur an expense of approximately $3.5 million related to the early termination of the repurchase transaction.
     Park View Federal is a party to a repurchase agreement, pursuant to which it has sold $50.0 million in securities to a counterparty with an obligation to repurchase such securities at a later date. Park View Federal’s obligation to repurchase securities is fully collateralized by the securities sold to the counterparty under obligation to repurchase. This transaction provides additional liquidity to Park View Federal at an imputed interest rate to Park View Federal of 4.99%. Park View Federal has been notified by the counterparty that as a result of Park View Federal’s failure to remain “well capitalized,” as described in the repurchase agreement, the counterparty is entitled to declare that an event of default has occurred under the agreement. While the counterparty has not at this time declared that an event of default has occurred, if it were to elect to do so and pursue its remedies under the repurchase agreement, it would be entitled to seize and sell the collateral it holds and use the proceeds from such sale to satisfy amounts owed it under the repurchase agreement. In such event, because market interest rates are below the imputed interest rate in the repurchase transaction, Park View Federal estimates based on current market rates that it could incur an expense of approximately $3.5 million related to the early termination of the repurchase transaction.
Changing interest rates may decrease our earnings and asset values.
     Our net interest income is the interest we earn on loans and investments less the interest we pay on our deposits and borrowings. Our net interest margin is the difference between the yield we earn on our assets and the interest rate we pay for deposits and our other sources of funding. Changes in interest rates—up or down—could adversely affect our net interest margin and, as a result, our net interest income. Although the yield we earn on our assets and our funding costs tend to move in the same direction in response to changes in interest rates, one can rise or fall faster than the other, causing our net interest margin to expand or contract. Our liabilities tend to be shorter in duration than our assets, so they may adjust faster in response to changes in interest rates. As a result, when interest rates rise, our funding costs may rise faster than the yield we earn on our assets, causing our net interest margin to contract until the yield catches up. Changes in the slope of the “yield curve”—or the spread between short-term and long-term interest rates—could also reduce our net interest margin. Normally, the yield curve is upward sloping, meaning short-term rates are lower than long-term rates. Because our liabilities tend to be shorter in duration than our assets, when the yield curve flattens or even inverts, we could experience pressure on our net interest margin as our cost of funds increases relative to the yield we can earn on our assets.
     Changes in interest rates also affect the value of Park View Federal’s interest-earning assets, and in particular Park View Federal’s securities portfolio. Generally, the value of fixed-rate securities fluctuates inversely with changes in interest rates. Unrealized gains and losses on securities available for sale are reported as a separate component of equity, net of tax. Decreases in the fair value of securities available for sale resulting from increases in interest rates could have an adverse effect on shareholders’ equity.
PVF and Park View Federal operate in a highly regulated environment and may be adversely affected by changes in laws and regulations.
     Park View Federal is subject to extensive regulation, supervision and examination by the Office of Thrift Supervision, our primary federal regulator, and by the Federal Deposit Insurance Corporation, as insurer of its deposits. PVF also is subject to regulation and supervision by the Office of Thrift Supervision. Such regulation and supervision govern the activities in which an institution and its holding company may engage, and are intended primarily for the protection of the insurance fund and for the depositors and borrowers of Park View Federal. The regulation and supervision by the Office of Thrift Supervision and the Federal Deposit Insurance Corporation are not intended to protect the interests of investors in PVF common stock. Regulatory authorities have extensive discretion in their supervisory and enforcement activities, including the imposition of restrictions on our operations, the classification of our assets and determination of the level of our allowance for loan losses. Any change in such regulation and oversight, whether in the form of regulatory policy, regulations, legislation or supervisory action, may have a material impact on our operations.
Proposed regulatory reform may have a material impact on our operations.
     The Obama Administration has published a comprehensive regulatory reform plan that is intended to modernize and protect the integrity of the United States financial system and has offered, and the House of Representatives and Senate are currently considering, proposed legislation to accomplish these reforms. The President’s plan contains several elements that would have a direct effect on PVF and Park View Federal. Under the proposed legislation, the federal thrift charter and the Office of Thrift Supervision would be eliminated and all companies that control an insured depository institution must register as a bank holding company. Existing federal thrifts, such as Park View Federal, would become a national bank or could choose to adopt a state charter. Registration as a bank holding company would represent a significant change, as there currently exist significant differences between savings and loan holding company and bank holding company supervision and regulation. For example, the Federal Reserve imposes leverage and risk-based capital requirements on bank holding companies whereas the Office of Thrift Supervision does not impose any capital requirements on savings and loan holding companies. The Administration has also proposed the creation of a new federal agency, the Consumer Financial Protection Agency, that would be dedicated to protecting consumers in the financial products and services market. The creation of this agency could result in new regulatory requirements and raise the cost of regulatory compliance. In addition, legislation stemming from the reform plan could require changes in regulatory capital requirements, loan loss provisioning practices, and compensation practices. If implemented, the foregoing regulatory reforms may have a material impact on our operations. However, because the final legislation may differ significantly from the reform plan proposed by the President, we cannot determine the specific impact of any regulatory reform at this time.
Strong competition within Park View Federal’s market area could hurt profits and slow growth.
     Park View Federal faces intense competition both in making loans and attracting deposits. This competition has made it more difficult for Park View Federal to make new loans and at times has forced Park View Federal to offer higher deposit rates. Price competition for loans and deposits might result in Park View Federal earning less on loans and paying more on deposits, which would reduce net interest income. Competition also makes it more difficult to increase loans and deposits. As of June 30, 2009, which is the most recent date for which information is available, we held 1.0% of the deposits in Cleveland-Elyria-Mentor, Ohio metropolitan statistical area, which was the 14th largest share of deposits out of 40 financial institutions with offices in the area, and 0.8% of the deposits in Akron, Ohio metropolitan statistical area, which was the 16th largest share of deposits out of 28 financial institutions with offices in this area. Competition also makes it more difficult to hire and retain experienced employees. Some of the institutions with which Park View Federal competes have substantially greater resources and lending limits than Park View Federal has and may offer services that Park View Federal does not provide. Management expects competition to increase in the future as a result of legislative, regulatory and technological changes and the continuing trend of consolidation in the financial services industry. Park View Federal’s profitability depends upon its continued ability to compete successfully in its market area.
Provisions in PVF’s First Amended and Restated Articles of Incorporation and Bylaws and statutory provisions could discourage a hostile acquisition of control.
     PVF’s First Amended and Restated Articles of Incorporation and Bylaws contain certain provisions that could discourage nonnegotiated takeover attempts that certain shareholders might deem to be in their interests or through which shareholders might otherwise receive a premium for their shares over the then current market price and that may tend to perpetuate existing management. These provisions include: the classification of the terms of the members of the board of directors; supermajority provisions for the approval of certain business combinations; elimination of cumulative voting by shareholders in the election of directors; certain provisions relating to meetings of shareholders; and provisions allowing the board of directors to consider nonmonetary factors in evaluating a business combination or a tender or exchange offer. The provisions in PVF’s First Amended and Restated Articles of Incorporation requiring a supermajority vote for the approval of certain business combinations and containing restrictions on acquisitions of PVF’s equity securities provide that the supermajority voting requirements or acquisition restrictions do not apply to business combinations or acquisitions meeting specified board of directors’ approval requirements. The First Amended and Restated Articles of Incorporation also authorizes the issuance of 1,000,000 shares of preferred stock as well as additional shares of common stock up to a total of 65,000,000 outstanding shares. These shares could be issued without further shareholder approval on terms or in circumstances that could deter a future takeover attempt.
     We are subject to the Ohio statutes relating to control share acquisitions, which restrict the ability of an acquirer to acquire a significant amount of our outstanding common stock without shareholder approval, as well as Ohio’s merger moratorium statute, which restricts the ability of certain interested shareholders to effect transactions involving us or our assets. In addition, federal banking laws contain various restrictions on acquisitions of control of savings associations and their holding companies.
     The First Amended and Restated Articles of Incorporation, Bylaws and statutory provisions, as well as certain other provisions of state and federal law and certain provisions in PVF’s and Park View Federal’s employee benefit plans, employment agreements and change in control severance agreements, may have the effect of discouraging or preventing a future takeover attempt in which shareholders of PVF otherwise might receive a substantial premium for their shares over then current market prices.
We may need to raise additional capital in the future, but that capital may not be available when we need it. Any additional securities issued in a capital raising transaction would dilute your ownership if you did not, or were not permitted to, invest in the additional issuances.
     The Office of Thrift Supervision is requiring us to raise our tier one (core) capital and total risk-based capital ratios to 8.0% and 12.0%. Even if the stock offering is successful, we may at some point need to raise additional capital, through offerings of our common stock, preferred stock, securities convertible into common stock, or rights to acquire such securities or our common stock, to maintain these required capital ratios and to support our operations and any future growth, as well as to protect against the impact of any further deterioration in our loan portfolio. Our ability to raise additional capital, if needed, will depend on conditions in the capital markets at that time and on our financial performance. Recently, the volatility and disruption in the capital and credit markets have reached unprecedented levels. In some cases, the markets have produced downward pressure on stock prices and credit availability for certain issuers without regard to those issuers’ underlying financial strength. If current levels of market disruption and volatility continue or worsen, our ability to raise additional capital may be disrupted. If we cannot raise additional capital when needed, our results of operations and financial condition may be adversely affected, and our banking regulators may subject Park View Federal to further regulatory enforcement action.
     Under our First Amended and Restated Articles of Incorporation, we have additional authorized shares of common stock and preferred stock that we can issue from time to time at the discretion of our board of directors, without further action by the shareholders, except where shareholder approval is required by law or Nasdaq Capital Market requirements. The issuance of any additional shares of common stock, preferred stock or convertible securities could be substantially dilutive to shareholders of our common stock. Holders of our shares of common stock have no preemptive rights that entitle them to purchase their pro-rata share of any offering of shares of any class or series and, therefore, our shareholders may not be permitted to invest in future issuances of our common stock and as a result will be diluted.
Shareholders will experience dilution of their ownership interest in PVF upon the exercise of warrants issued in connection with the Completed Trust Preferred Exchange and the warrants to be issued in the Second Trust Preferred Exchange.
     In the Completed Trust Preferred Exchange, we issued warrants to acquire a number of shares of common stock equal to 769,608 shares plus 9.9% of the shares to be issued in the Second Trust Preferred Exchange (exclusive of shares issuable upon the exercise of warrants). Pursuant to the Second Trust Preferred Exchange, the investors will tender $10.0 million aggregate liquidation amount of trust preferred securities to PVF in exchange for an aggregate of $400,000 in cash, the Initial Shares and warrants to acquire 769,608 shares of common stock plus 9.9% of the Initial Shares. Further, we will issue additional warrants that become exercisable in the event we complete one or more public offerings or private placements of our common stock (including the stock offering conducted by this prospectus) within a year. The second group of warrants will give the holders the right to acquire additional shares of common stock so that the total number of shares they could acquire under all warrants would be an aggregate of 4.9% of the common stock to be outstanding following the public offering or offerings completed during that one-year period. Assuming that we sell the maximum number of shares of common stock in this offering, and assuming the exercise price for the warrants is $[SHARE PRICE] per share, which is the offering price per share in this offering, then we would have outstanding warrants to acquire ___ shares of common stock. If all such warrants were to be exercised, your ownership interest would be diluted by ___%.

Risks Related to the Rights Offering
The future price of the shares of common stock may be less than the $[SHARE PRICE] purchase price per share in the rights offering.
     If you exercise your subscription rights to purchase shares of common stock in the rights offering, you may not able to sell them later at or above the $[SHARE PRICE] purchase price in the rights offering. The actual market price of our common stock could be subject to wide fluctuations in response to numerous factors, some of which are beyond our control. These factors include, among other things, actual or anticipated variations in our costs of doing business, operating results and cash flow, the nature and content of our earnings releases and our competitors’ earnings releases, changes in financial estimates by securities analysts, business conditions in our markets and the general state of the securities markets and the market for other financial stocks, changes in capital markets that affect the perceived availability of capital to companies in our industry, governmental legislation or regulation, currency and exchange rate fluctuations, as well as general economic and market conditions, such as downturns in our economy and recessions.
     Once you exercise your subscription rights, you may not revoke them. If you exercise your subscription rights and, afterwards, the public trading market price of our shares of common stock decreases below the subscription price, you will have committed to buying shares of our common stock at a price above the prevailing market price and could have an immediate unrealized loss. Our common stock is traded on the Nasdaq Capital Market under the ticker symbol “PVFC,” and the last reported sales price of our common stock on the Nasdaq Capital Market on                     , 2010 was $                     per share. We cannot assure you that the market price of our shares of common stock will not decline after you exercise your subscription rights. Moreover, we cannot assure you that following the exercise of your subscription rights you will be able to sell your common stock at a price equal to or greater than the subscription price.
The subscription price determined for the rights offering is not an indication of the fair value of our common stock.
     Our board of directors may elect to receive a fairness opinion from our financial advisor with respect to the consideration to be paid to PVF prior to the closing of the stock offering, but has not done so as of the date of this prospectus. In determining the subscription price, the board of directors considered a number of factors, including: the price at which our shareholders might be willing to participate in the rights offering, historical and current trading prices for our common stock, the need for liquidity and capital, negotiations with the standby purchaser and the desire to provide an opportunity to our shareholders to participate in the rights offering on a pro rata basis. In conjunction with its review of these factors, the board of directors also reviewed our history and prospects, including our past and present earnings, our prospects for future earnings, our current financial condition and regulatory status. The per share subscription price is not necessarily related to our book value or any other established criteria of fair value and may or may not be considered the fair value of our common stock to be offered in the rights offering. After the date of this prospectus, our shares of common stock may trade at prices below the subscription price.
The stock offering may reduce your percentage ownership in PVF.
     If you choose not to exercise your basic subscription rights in full, your ownership interest in PVF will be diluted as a result of the stock offering, and even if you fully exercise your basic subscription rights, but do not exercise a certain level of over-subscription rights, you may experience dilution as a result of the sale of shares to the standby purchaser, [STANDBY] , who has agreed to acquire from us the lesser of 2,500,000 shares of common stock or _____% of PVF outstanding common stock on a fully diluted basis assuming completion of the rights offering, including shares issued to [STANDBY]. Assuming that we sell the maximum number of shares in this offering, the purchase by [STANDBY] will dilute your ownership interest by up to [9.9%].

After the consummation of the rights offering and the sale of additional shares of common stock to the standby purchaser, a significant amount of our common stock will be concentrated in the hands of one shareholder. Your interests may not be the same as the interests of this shareholders.
     Upon the completion of the rights offering and the sale of additional shares of common stock to the standby purchaser, the standby purchaser, [STANDBY], will own approximately ___% of our common stock. In addition, subject to receipt of regulatory approval, we have agreed to provide [STANDBY] the right to designate one candidate for appointment to the board of directors of PVF. As a result, [STANDBY] will have the ability to significantly influence, along with our directors and executive officers, matters generally requiring shareholder approval. These matters include the election of directors and the approval of significant corporate transactions, including potential mergers, consolidations or sales of all or substantially all of our assets. Your interests as a holder of the common stock may differ from the interests of the standby purchaser and its affiliates.
Our directors and executive officers own, and expect to continue to own after completion of the stock offering, a significant portion of our common stock and can exert significant control over our business and corporate affairs.
     Our directors and executive officers, as a group, beneficially owned approximately ___% of our outstanding common stock, as of January 27, 2010. Following the stock offering and assuming completion of the exchange of the PVF Capital Trust II trust preferred securities, our current directors and executive officers, together with their affiliates are expected to own approximately ___% and                     % of our total outstanding shares of common stock, assuming the sale at the minimum and maximum of the offering range, respectively. As a result of their ownership, the directors and executive officers will have the ability, by voting their shares in concert, to significantly influence, along with the standby purchaser, the outcome of all matters submitted to our shareholders for approval, including the election of directors and the approval of significant corporate transactions, including potential mergers, consolidations or sales of all or substantially all of our assets
You may not revoke your exercise of rights; we may terminate the rights offering.
     Once you have exercised your subscription rights, you may not revoke your exercise even if you learn information about us that you consider to be unfavorable. We may terminate the rights offering at our discretion, including without limitation if we fail to sell at least 8,600,000 shares and raise at least $_____ million in the stock offering. If we terminate the rights offering, neither we nor the subscription agent will have any obligation to you with respect to the rights except to return any payment received by the subscription agent, without interest or penalty.
You will not be able to sell the shares you buy in the rights offering until you receive your stock certificates or your account is credited with the shares of common stock.
     If you purchase shares of our common stock in the rights offering by submitting a rights certificate and payment, we will mail you a stock certificate as soon as practicable after [EXPIRATION DATE], or such later date as to which the rights offering may be extended. If your shares are held by a custodian bank, broker, dealer or other nominee and you purchase shares of our common stock, your account with your nominee will be credited with the shares of common stock you purchased in the rights offering as soon as practicable after the expiration of the rights offering, or such later date as to which the rights offering may be extended. Until your stock certificates have been delivered or your account is credited, you may not be able to sell your shares even though the common stock issued in the rights offering will be listed for trading on the Nasdaq Capital Market. The stock price may decline between the time you decide to sell your shares and the time you are actually able to sell your shares.
Although publicly traded, our common stock has substantially less liquidity than the average liquidity of stocks listed on the Nasdaq Capital Market.
     Although our common stock is listed for trading on the Nasdaq Capital Market, our common stock has substantially less liquidity than the average liquidity for companies listed on the Nasdaq Capital Market. A public trading market having the desired characteristics of depth, liquidity and orderliness depends on the presence in the marketplace of willing buyers and sellers of our common stock at any given time. This marketplace depends on the individual decisions of investors and general economic and market conditions over which we have no control. This limited market may affect your ability to sell your shares on short notice, and the sale of a large number of shares at one time could temporarily depress the market price of our common stock. For these reasons, our common stock should not be viewed as a short-term investment.
     The market price of our common stock may fluctuate in the future, and this volatility may be unrelated to our performance. General market price declines or overall market swings in the future could adversely affect the price of our common stock, and the current market price may not be indicative of future market prices.
We have broad discretion in the use of proceeds of the stock offering.
     Other than an investment in Park View Federal, we have not designated the anticipated net proceeds of the stock offering for specific uses. Accordingly, our management will have considerable discretion in the application of the net proceeds of the stock offering and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. See “Use of Proceeds.”

Selected Consolidated Financial and Other Data
     Our selected consolidated financial data is presented below as of and for the three months ended September 30, 2009 and 2008 and as of and for the years ended June 30, 2005 through 2009. Our selected consolidated financial data presented below as of June 30, 2009 and 2008 and for each of the years in the three-year period ended June 30, 2009, are derived from our audited financial statements and related notes incorporated by reference in this prospectus. Selected consolidated financial data as of June 30, 2007, 2006 and 2005 and for each of the years in the two-year period ended June 30, 2006 has been derived from our audited consolidated financial statements. Our selected consolidated financial data as of September 30, 2009 and for the three months ended September 30, 2009 and 2008 are derived from our unaudited interim consolidated financial statements incorporated by reference in this prospectus. In the opinion of our management, such amounts contain all adjustments (consisting of only normal recurring adjustments) necessary to present fairly our financial position and results of operations for such periods in accordance with generally accepted accounting principles. Our results for the three months ended September 30, 2009 are not necessarily indicative of our results of operations that may be expected for any future period.

	At
	September	At June 30,
(In thousands)	30, 2009	2009	2008	2007	2006	2005

Total assets	$887,081	$912,209	$867,402	$900,816	$906,081	$823,899
Loans receivable, net	653,224	668,460	714,492	713,329	736,065	660,494
Loans receivable held for sale, net	6,428	27,078	7,831	14,993	10,698	9,060
Mortgage-backed securities held to maturity	—	—	55,151	25,880	27,578	31,720
Mortgage-backed securities available for sale	60,630	64,178	—	—	—	—
Cash and cash equivalents	29,004	21,213	17,804	28,458	19,738	11,090
Securities held to maturity	57,000	50,000	7,580	58,000	58,000	57,500
Securities available for sale	137	103	1,890	—	—	—
Deposits	696,931	724,932	659,386	658,053	656,864	591,226
Borrowings	106,339	106,366	114,950	146,260	156,773	146,413
Shareholders’ equity	54,894	49,505	69,075	71,490	68,973	66,453
Operating Data:

	Three Months Ended
	September 30,				Year Ended June 30,
(In thousands except per share data)	2009		2008		2009	2008	2007	2006	2005

Interest income	$9,998		$12,491		$46,662	$56,485	$62,020	$55,651	$43,963
Interest expense	5,521		7,188		27,347	34,275	36,705	28,408	19,801

Net interest income before provision for loan losses	4,477		5,303		19,315	22,210	25,315	27,243	24,162
Provision for loan losses	1,760		691		31,273	6,058	1,103	826	111

Net interest income after provision for loan losses	2,717		4,612		(11,958)	16,152	24,212	26,417	24,051
Noninterest income	9,864	(2)	(1,041	)(3)	4,799 (3)	2,458	3,376	2,028	3,006
Noninterest expense	6,236		4,936		23,001	20,806	21,634	21,549	18,942

Income (loss) before federal income taxes	6,345		(1,365)		(30,160)	(2,196)	5,954	6,896	8,115
Federal income tax expense (benefit)	2,145		(464)		(10,044)	(1,095)	1,720	2,053	2,531

Net income (loss)	$4,200		$(901)		$(20,116)	$(1,101)	$4,234	$4,843	$5,584

Basic earnings (loss) per share	$0.54		$(0.12)		$(2.59)	$(0.14)	$0.55	$0.63	$0.72	(1)
Diluted earnings (loss) per share	$0.54		$(0.12)		$(2.59)	$(0.14)	$0.54	$0.62	$0.71	(1)

(1)	Adjusted for stock dividends.

(2)	Includes $8.6 million gain related to exchange of PVF Capital Trust I trust preferred securities.

(3)	Includes $1.8 million other-than-temporary impairment of securities.

Other Data:

	At or For the Three
	Month Ended
	September 30,		At or For the Year Ended June 30,
	2009	2008	2009	2008	2007	2006	2005

Performance Ratios:
Return on average assets(1)	1.89%	(0.41)%	(2.25)%	(0.13)%	0.47%	0.56%	0.70%
Return on average equity(1)	32.18	(5.18)	(32.39)	(1.55)	6.00	7.15	8.62
Interest rate spread	2.05	2.24	2.21	2.48	2.77	3.15	3.12
Net interest margin(1)	2.16	2.60	2.32	2.70	2.98	3.34	3.24
Efficiency ratio(2)	106.25	82.08	80.52	81.19	76.09	73.53	70.15
Average interest-earning assets to average interest-bearing liabilities	104.00	104.09	103.40	105.33	104.84	105.38	104.81
Shareholders’ equity to total assets (all tangible)	6.19	7.52	5.43	7.96	7.94	7.61	8.07
Ratio of average equity to average assets	5.87	7.85	6.94	8.09	7.76	7.78	8.16
Dividend payout ratio (cash dividends declared divided by net income)	—	—	—	—	54.04	47.13	37.20
Asset Quality Ratios:
Nonperforming assets to total assets	9.75%	3.99%	9.00%	3.40%	1.90%	1.80%	1.66%
Nonperforming loans to total loans	10.90	3.87	10.04	3.50	2.02	2.08	1.85
Net charge-offs to average loans(1)	0.77	0.83	1.29	0.14	0.16	0.07	0.03
Allowance for loan losses to total loans	4.63	1.21	4.48	1.33	0.64	0.63	0.64
Park View Federal Regulatory Capital Ratios:
Ratio of tangible capital to adjusted total assets	6.70%	9.22%	6.54%	9.69%	9.72%	8.33%	8.77%
Ratio of tier one (core) capital to adjusted total assets	6.70	9.22	6.54	9.69	9.72	8.33	8.77
Ratio of tier one risk-based capital to risk-weighted assets	8.77	11.93	8.77	12.09	12.56	9.72	10.41
Ratio of total risk-based capital to risk-weighted assets	10.03	12.81	10.03	12.99	13.08	10.28	10.97

(1)	Ratios for the three months ended September 30, 2009 and 2008 are annualized.

(2)	Represents other expenses divided by the sum of net interest income and other income. Securities gains, other-than-temporary impairment charges, gains on the cancellation of debt and gains or losses on the disposition or write-down of other real estate owned are excluded from noninterest income.

Cautionary Note Regarding Forward-Looking Statements
     Some of our statements contained in, or incorporated by reference into, this prospectus are “forward-looking statements” within the meaning of the Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and are including this statement for purposes of invoking these safe harbor provisions. Forward-looking statements are not guarantees of performance or results. When we use words like “may,” “plan,” “contemplate,” “anticipate,” “believe,” “intend,” “continue,” “expect,” “project,” “predict,” “estimate,” “target,” “could,” “is likely,” “should,” “would,” “will,” and similar expressions, you should consider them as identifying forward-looking statements, although we may use other phrasing. These forward-looking statements involve risks and uncertainties and are based on our beliefs and assumptions, and on the information available to us at the time that these disclosures were prepared. These forward-looking statements involve risks and uncertainties and may not be realized due to a variety of factors, including, but not limited to, the following:
•	the unfavorable effects of future economic conditions, including inflation, recession or a continuing decrease in real estate values;

•	the failure of assumptions underlying the establishment of our allowance for loan losses, that may prove to be materially incorrect or may not be borne out by subsequent events;

•	adverse changes in the securities markets;

•	changes in governmental monetary and fiscal policies, as well as legislative and regulatory changes;

•	the risks of changes in interest rates on the level and composition of deposits, loan demand and the values of loan collateral, securities and interest sensitive assets and liabilities;

•	the imposition of additional formal enforcement actions by bank regulatory authorities upon Park View Federal or PVF;

•	the effects of terrorism and efforts to combat it;

•	our ability to effectively manage market risk, credit risk and operational risk;

•	the effects of competition from other commercial banks, thrifts, mortgage banking firms, consumer finance companies, credit unions, securities brokerage firms, insurance companies, money market and other mutual funds and other financial institutions operating in our market area and elsewhere, including institutions operating regionally, nationally and internationally, together with competitors offering banking products and services by mail, telephone and the Internet;

•	the effect of any mergers, acquisitions or other transactions to which we or our subsidiaries may from time to time be a party, including our ability to successfully integrate any businesses that we acquire; and

•	the risks described in this prospectus and our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q.
     All written or oral forward-looking statements attributable to us are expressly qualified in their entirety by this cautionary note. Our actual results may differ significantly from those we discuss in these forward-looking statements. For other factors, risks and uncertainties that could cause our actual results to differ materially from estimates and projections contained in these forward-looking statements, please read the “Risk Factors” section of this prospectus. Any forward-looking statement speaks only as of the date which such statement was made, and, except as required by law, we expressly disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events.
Use of Proceeds
     Although we cannot determine what the actual net proceeds from the sale of the shares of common stock in the stock offering will be until the stock offering is completed, we estimate that the aggregate net proceeds from the stock offering, after deducting estimated offering expenses, will be between $            million and $            million. Subject to Office of Thrift Supervision approval of or non-objection to the capital plan and business plan we have adopted, we intend to invest $            million of the net proceeds in Park View Federal to improve its regulatory capital position and to retain the remainder of the net proceeds. The net proceeds we retain may be used for general corporate purposes. Other than an investment in Park View Federal, we currently have no arrangements or understandings regarding any specific use of proceeds.
     The net proceeds may vary because total expenses relating to the offering may be more or less than our estimates. For example, our expenses will increase if shares of common stock not purchased in the rights offering are sold in the public reoffer of shares.
Market for the Common Stock and Dividend Information
     PVF’s common stock trades under the symbol “PVFC” on the Nasdaq Capital Market. PVF had                      shares of common stock outstanding and approximately ___ holders of record of the common stock at January 27, 2010. On                     , the most recent practicable date before the date of this prospectus, the closing price of our common stock as reported on the Nasdaq Capital Market was $                     per share.
     Office of Thrift Supervision regulations applicable to all federal savings banks such as Park View Federal limit the dividends that may be paid by Park View Federal to PVF. Any dividends paid may not reduce Park View Federal’s capital below minimum regulatory requirements. Pursuant to the Cease and Desist Order, Park View Federal may not declare or pay a dividend without receiving prior Office of Thrift Supervision approval.
     Quarterly cash dividends of $.074 per share were declared on PVF’s outstanding common stock in fiscal 2008, and cash dividends of $.0025 per share were declared on PVF’s outstanding common stock during the first quarter of fiscal 2009. In December 2008, PVF discontinued the payment of cash dividends on the common stock. Pursuant to the Cease and Desist Order, PVF may not declare or pay a dividend, including the repurchase or redemption of capital stock, without the prior non-objection of the Office of Thrift Supervision.
     The following table sets forth, for the periods indicated, the high and low sales prices per share of PVF’s common stock as reported on the Nasdaq Capital Market.

Fiscal Year Ending June 30, 2010	High		Low

Third quarter (through ______, 2010)	$		$
Second quarter		2.60		1.58
First quarter		3.06		1.49

Fiscal Year Ended June 30, 2009	High	Low

Fourth quarter	$3.20	$1.46
Third quarter	3.20	1.20
Second quarter	5.00	1.43
First quarter	8.09	3.72

Fiscal Year Ended June 30, 2008	High	Low

Fourth quarter	$10.76	$7.00
Third quarter	12.80	8.00
Second quarter	15.77	10.34
First quarter	16.14	12.50

Capitalization
     The following table presents our historical consolidated capitalization at September 30, 2009, our pro forma consolidated capitalization after giving effect to the (“Second Trust Preferred Exchange”) and our pro forma consolidated capitalization after giving effect to the Second Trust Preferred Exchange and the sale and receipt of net proceeds at the minimum and maximum of the offering range of the stock offering. The table also sets forth the historical regulatory capital ratios of Park View Federal at September 30, 2009, the pro forma regulatory capital ratios of Park View Federal assuming an increase in the regulatory capital ratios resulting from recent changes to federal income tax laws and the pro forma regulatory capital ratios of Park View Federal assuming the change in the tax laws and the receipt by Park View Federal of $___million and $___million of net proceeds at the minimum and maximum of the offering range of the stock offering, respectively (further assuming that ___% of the proceeds received by Park View Federal were invested in assets with a risk weighting of 20%, and ___% were invested in assets with a risk weighting of 50%). The change in federal income tax laws will have no impact on PVF’s shareholders’ equity and the Second Trust Preferred Exchange will have no impact on the regulatory capital of Park View Federal.

			Pro Forma Capitalization
			Based Upon the Sale of
		Pro Forma	Minimum of	Maximum of
		Capitalization	Stock Offering	Stock Offering
		Based Upon the	Range:	Range:
		Trust Preferred	8,600,000	17,200,000
	Capitalization as	Exchange and	Shares at	Shares at
	September 30,	Change in Tax	$_____ Per	$_____ Per
(Dollars in thousands, except per share data)	2009	Laws (3)	Share	Share

Deposits	$696,931	$696,931	$696,931	$696,931
Federal Home Loan Bank advances	45,000	45,000	45,000	45,000
Subordinated debentures	10,000	—	—	—
Other borrowings	51,339	51,339	51,339	51,339

Total deposits and borrowed funds	$803,270	$793,270	$793,270	$793,270

Shareholders’ equity:
Serial preferred stock, $.01 par value, 1,000,000 shares authorized, none issued	—
Common stock $0.01 par value, 65,000,000 shares authorized (post- shareholder approval); shares to be issued as reflected (1)(2)	85
Additional paid-in capital	69,894
Retained earnings (accumulated deficit)	(12,339)
Accumulated other comprehensive income	1,091
Treasury stock, at cost	(3,837)

Total shareholders’ equity	$54,894

Total shares outstanding	7,979,120
Total shareholders’ equity as a percentage of total assets (all tangible)	6.19%
Tangible book value per share	$6.88

Regulatory capital ratios of Park View Federal:
Tier one (core) capital ratio	6.70%	7.15%
Tier one risk-based capital ratio	8.77%	9.40%
Total risk-based capital ratio	10.03%	10.66%

(1)	At September 30, 2009, we had 15,000,000 authorized shares of common stock, par value $0.01 per share. At our annual meeting of shareholders, held in January, 2010, shareholders approved an amendment to our First Amended and Restated Articles of Incorporation to increase the number of authorized shares of common stock to 65,000,000.

(2)	The number of shares of common stock to be outstanding after the stock offering is based on the number of shares outstanding as of January 27, 2010 and excludes shares of our common stock issuable upon exercise of outstanding options on such date, at a weighted average exercise price of $___, and the warrants issued in connection with the exchange of trust preferred securities of PVF Capital Trust I and PVF Capital Trust II.

(3)	Assumes shares of common stock are issued in connection with the Second Trust Preferred Exchange based on an assumed conversion price of $___. The Second Trust Preferred Exchange will have no impact on the regulatory capital of Park View Federal. See “Summary—Business Strategy of our Restructured Management Team—Early Extinguishment of PVF Debt.” The change in federal income tax laws will have no impact on PVF’s shareholders’ equity. See “Summary—Increase in Capital Ratios Resulting from Recent Federal Income Tax Laws.”

Subscriptions by Directors and Executive Officers
     We expect all of our directors and executive officers to participate in the rights offering. Our directors and executive officers, together with their affiliates, intend to purchase approximately $5.0 million in available common stock in the rights offering. The purchase price paid by our directors and executive officers, together with their affiliates, will be $               per share, the same paid by all other persons who purchase shares of our common stock in the rights offering. Following the stock offering and assuming completion of the exchange of the PVF Capital Trust II trust preferred securities, our directors and executive officers, together with their affiliates are expected to own approximately                      shares of common stock, or between ___% and ___% of our total outstanding shares of common stock, assuming the sale at the minimum and maximum of the offering range, respectively.
The Rights Offering
The Subscription Rights
     We are distributing to the holders of our shares of common stock as of January 27, 2010 non-transferable subscription rights to purchase shares of our common stock at $[SHARE PRICE] per share. The subscription rights entitle the holders of our common stock to purchase an aggregate of approximately 14,700,000 shares of our common stock for an aggregate purchase price of $___ million.
     Each holder of record of our common stock will receive one subscription right for each share of our common stock owned by such holder as of 5:00 p.m., Eastern Time, on January 27, 2010. Each subscription right entitles the holder to a basic subscription privilege and an over-subscription privilege.
     Basic Subscription Privilege. With your basic subscription privilege, you may purchase [Ratio] shares of our common stock per subscription right, subject to delivery of the required documents and payment of the subscription price of $[SHARE PRICE] per share, prior to the expiration of the rights offering. Fractional shares of our common stock resulting from the exercise of the basic subscription privilege will be eliminated by rounding down to the nearest whole share. You may exercise all or a portion of your basic subscription privilege. However, if you exercise less than your full basic subscription privilege, you will not be entitled to purchase shares under your over-subscription privilege.
     Over-Subscription Privilege. In the event that you purchase all of the shares of common stock available to you pursuant to your basic subscription privilege, you may also choose to purchase a portion of any shares of our common stock that are not purchased by other shareholders through the exercise of their basic subscription privileges. If sufficient shares of common stock are available, we will seek to honor the over-subscription requests in full. If over-subscription requests exceed the number of shares of common stock available to be purchased pursuant to the over-subscription privilege, we will allocate the available shares of common stock among shareholders who over-subscribed by multiplying the number of shares requested by each shareholder through the exercise of their over-subscription privileges by a fraction which equals (x) the number of shares available to be issued through over-subscription privileges divided by (y) the total number of shares requested by all subscribers through the exercise of their over-subscription privileges. As described above for the basic subscription privilege, we will not issue fractional shares through the exercise of over-subscription privileges.
     In order to properly exercise your over-subscription privilege, you must deliver the subscription payment related to your over-subscription privilege at the time you deliver payment related to your basic subscription privilege. Because we will not know the actual number of unsubscribed shares prior to the expiration of the rights offering, if you wish to maximize the number of shares you purchase pursuant to your over-subscription privilege, you will need to deliver payment in an amount equal to the aggregate subscription price for the maximum number of shares of our common stock that may be available to you. For that calculation, you must assume that no shareholder other than you will subscribe for any shares of our common stock pursuant to their basic subscription privilege.
     We can provide no assurances that you will be able to purchase the number of shares issuable upon the exercise of your over-subscription privilege in full. We will not be able to satisfy any orders for shares pursuant to the over-subscription privilege if all of our shareholders exercise their basic subscription privileges in full. We can only honor an over-subscription privilege to the extent sufficient shares of our common stock are available following the exercise of subscription rights under the basic subscription privileges.
     To the extent the aggregate subscription price of the actual number of unsubscribed shares available to you pursuant to the over-subscription privilege is less than the amount you paid in connection with the exercise of the over-subscription privilege, you will be allocated only the number of unsubscribed shares actually available to you, and any excess subscription payments will be returned to you, without interest, as soon as practicable.
     To the extent the amount you paid in connection with the exercise of the over-subscription privilege is less than the aggregate subscription price of the actual number of unsubscribed shares available to you pursuant to the over-subscription privilege, you will be allocated the number of unsubscribed shares for which you actually paid in connection with the over-subscription privilege.
Reasons for the Stock Offering
     We are engaging in the stock offering to raise equity capital to improve Park View Federal’s capital position in order to comply with the Cease and Desist Orders and to retain additional capital at PVF. See “Use of Proceeds.” Our board of directors has chosen to raise capital through a rights offering to give our shareholders the opportunity to limit ownership dilution by buying additional shares of common stock. Our board of directors also considered several alternative capital raising methods prior to concluding that the rights offering was the appropriate option under the current circumstances. We believe that the rights offering will strengthen our financial condition by generating additional cash and increasing our capital position; however, our board of directors is making no recommendation regarding your exercise of the subscription rights. We cannot assure you that we will not need to seek additional financing or engage in additional capital offerings in the future.
Standby Commitment
     We have entered into a standby purchase agreement with [STANDBY], an ____________________, pursuant to which this standby purchaser has agreed to acquire from us, at the subscription price of $[SHARE PRICE] per share, the lesser of 2,500,000 shares of common stock or _____% of PVF outstanding common stock on a fully diluted basis assuming completion of the rights offering, including shares issued to [STANDBY]. [STANDBY] has conditioned its minimum purchase of shares of common stock upon the receipt by PVF of $_____ million in gross proceeds from the rights offering, the offering to [STANDBY] and the public reoffer. As a result of the _____% limit for [STANDBY], the minimum purchase by [STANDBY] (approximately 2,300,000 shares of common stock) is conditioned on the sale by PVF of 12,600,000 shares in the rights offering and the public reoffer, if any.
     Prior to making its commitment to participate in the stock offering, the standby purchaser, [STANDBY], executed a non-disclosure agreement and pursuant to this agreement gained access to limited nonpublic information about the stock offering. Subsequently, we negotiated and entered into a standby purchase agreement with the standby purchaser in connection with the stock offering. The following description of the standby purchase agreement summarizes certain terms of the standby purchase agreement. A form of the standby purchase agreement has been filed as an exhibit to the registration statement of which this prospectus is a part. We urge you to carefully read the entire document.

     Conditions to Closing. The standby purchase agreement provides that the obligations of the standby purchaser to complete the purchase of PVF common stock are subject to satisfaction or waiver of the following conditions specified in the standby purchase agreement:

•	The representations and warranties of PVF must be true and correct in all material respects as of the date of the standby purchase agreement and as of the closing date of the stock offering;

•	Subsequent to the execution and delivery of the standby purchase agreement and prior to the closing date, there must not have been any material adverse effect on PVF (as defined in the standby purchase agreement);

•	As of the closing date, there must not have been a market adverse effect (as defined in the standby purchase agreement);

•	PVF must have obtained any required federal, state and regulatory approvals for the stock offering on conditions reasonably satisfactory to PVF; and

•	No circumstances may have occurred that would result in the standby purchaser being required to register as a depository institution holding company under federal or state laws or regulations, or to submit an application, or notice, to a federal regulatory authority.

     The obligations of PVF to complete the common stock sale to the standby purchaser are subject to satisfaction or waiver of the following conditions specified in the standby purchase agreement:

•	The representations and warranties of the standby purchaser must be true and correct in all material respects as of the date of the standby purchase agreement and as of the closing date of the stock offering; and

•	The standby purchaser must have executed and delivered a lock-up agreement substantially in the form of the exhibit to the standby purchase agreement. See “Plan of Distribution—Lock-Up Agreements.”

     The respective obligations of PVF and the standby purchaser to complete the offering to standby purchaser are subject to satisfaction or waiver of the following conditions specified in the standby purchase agreement:

•	No judgment, injunction, decree, regulatory proceeding or other legal restraint must prohibit, or have the effect of rendering unachievable, the consummation of the rights offering or the sale of stock to the standby purchaser;

•	No stop order suspending the effectiveness of the registration statement may have been issued and no proceeding for that purpose may have been initiated or threatened by the Commission;

•	The shares of common stock to be issued by PVF must have been authorized for listing on the Nasdaq Capital Market;

•	Any applicable waiting period must have expired or been terminated with respect to the common stock purchase; and

•	PVF must sell the minimum number of shares of common stock to complete the rights offering.

     Terminating the Standby Purchase Agreement. The standby purchase agreement may be terminated at any time prior to the closing date by the standby purchaser by written notice to PVF if there is a material adverse effect or a market adverse effect that is not cured within a cure period of 21 days, provided that the right to terminate the agreement after the occurrence of each material adverse effect or a market adverse effect, which has not been cured within the cure period, will expire seven days after the expiration of the cure period.
     The standby purchase agreement may be terminated by PVF or by the standby purchaser by written notice to the other party:

•	At any time prior to the closing date, if there is a material breach of the agreement by the other party that is not cured within 15 days after the non-breaching party has delivered written notice to the breaching party of the breach;

•	At any time after __________, unless the closing has occurred prior to such date;

•	Consummation of the offering to the standby purchaser is prohibited by law, rule or regulation.

     The standby purchase agreement may be terminated by PVF in the event:

•	PVF determines that it is not in the best interests of PVF and its shareholders to go forward with the stock offering.

     Additional Agreements with [STANDBY]. Subject to receipt of regulatory approval, we have agreed to provide [STANDBY] the right to designate one candidate for appointment to the board of directors of PVF. We currently expect this director designee to be ____________, ____________ of [STANDBY]. We have agreed to appoint this designee for a term ending in 2012 and for one additional three year term. We have also agreed to pay [STANDBY] a commitment fee, to be paid at the closing of the stock offering, of $______ to compensate [STANDBY] for its diligence and negotiation efforts in connection with the stock offering.
Reoffer of Remaining Shares
     In the event all or any portion of the subscription rights are not exercised by the holders of common stock prior to the expiration of the rights offering, we may offer those remaining shares of common stock to the public at $[SHARE PRICE] per share.

Method of Exercising Subscription Rights
     One non-transferable subscription right is being distributed for each share of our common stock that you owned as of 5:00 p.m., Eastern Time, on January 27, 2010. The exercise of subscription rights is irrevocable and may not be cancelled or modified. You may exercise your subscription rights as follows:
     Subscription by Registered Holders. If you hold a PVF stock certificate, the number of rights you may exercise pursuant to your basic subscription privilege is indicated on the enclosed rights certificate. You may exercise your subscription rights by properly completing and executing the rights certificate and forwarding it, together with your full payment, to the subscription agent at the address set forth below under “—Subscription Agent,” to be received prior to 5:00 p.m., Eastern Time, on [EXPIRATION DATE].
     Subscription by Beneficial Owners. If you are a beneficial owner of shares of our common stock that are registered in the name of a broker, custodian bank or other nominee, you will not receive a rights certificate. Instead, one subscription right will be issued to the nominee record holder for each share of our common stock that you own at the record date. If you are not contacted by your nominee, you should promptly contact your nominee in order to subscribe for shares of our common stock in the rights offering.
     If you hold your shares of common stock in the name of a custodian bank, broker, dealer or other nominee, your nominee will exercise the subscription rights on your behalf in accordance with your instructions. Your nominee may establish a deadline that may be before the 5:00 p.m., Eastern Time, [EXPIRATION DATE] expiration date that we have established for the rights offering.
Payment Method
     As described in the instructions accompanying the rights certificate, payments submitted to the subscription agent must be made in full United States currency by:

•	check payable to Computershare Trust Company, N.A.;

•	bank check or bank draft payable to Computershare Trust Company, N.A., drawn upon a United States bank; or

•	money order payable to Computershare Trust Company, N.A.

     Payment will be deemed to have been received by the subscription agent only upon the subscription agent’s receipt of any certified check, bank check or bank draft drawn upon a United States bank or money order or, in the case of an uncertified personal check, receipt and clearance of such check.
     Please note that funds paid by uncertified personal check may take at least seven business days to clear. Accordingly, if you wish to pay by means of an uncertified personal check, we urge you to make payment sufficiently in advance of the expiration date to ensure that the subscription agent receives cleared funds before that time. We also urge you to consider payment by means of a certified check, bank check, bank draft or money order.
     You should read and follow the instructions accompanying the rights certificate carefully. As described in the instructions accompanying the rights certificate, in certain cases additional documentation or signature guarantees may be required.
     The method of delivery of payments of the subscription amount to the subscription agent will be at the risk of the holders of subscription rights. If sent by mail, we recommend that you send those documents and payments by registered mail, properly insured, with return receipt requested, and that a sufficient number of days be allowed to ensure delivery to the subscription agent. Do not send or deliver these materials to us.
     There is no sales fee or commission payable by you. We will pay all fees charged by the subscription agent and the information agent. You are responsible for paying any other commissions, fees, taxes or other expenses incurred in connection with the exercise of the subscription rights.
Medallion Guarantee May Be Required
     Your signature on your rights certificate must be guaranteed by an eligible institution, such as a member firm of a registered national securities exchange or a member of the Financial Industry Regulatory Authority, or a commercial bank or trust company having an office or correspondent in the United States, subject to standards and procedures adopted by the subscription agent, unless:

•	you provide on the rights certificate that shares are to be delivered in your name and to your address of record, as imprinted on the face of the rights certificate; or

•	you are an eligible institution.
Limit on How Many Shares of Common Stock You May Purchase in the Rights Offering
     Persons, together with certain related affiliates, may purchase up to a number of shares such that upon completion of the stock offering the person owns up to 4.9% of PVF’s common stock outstanding.  If a person, together with certain affiliates, intends to purchase a number of shares such that upon completion of the stock offering the person owns in excess of 4.9% of PVF’s common stock outstanding (including persons who currently own in excess of 4.9% of PVF’s common stock outstanding and intend to maintain stock ownership in excess of 4.9%), the board of directors retains the discretion to limit such purchases in order to maintain compliance with the “ownership change” provisions of Section 382 of the Internal Revenue Code.  See “Risk Factors—PVF could, as a result of the stock offering or future investments in our common stock by 5% holders, experience an “ownership change” for tax purposes that could cause PVF to permanently lose a significant portion of its U.S. federal deferred tax assets.”
     In addition, we will not issue shares of common stock pursuant to the exercise of basic subscription rights or over-subscription rights or, to any person or entity, who, in our sole opinion, could be required to obtain prior clearance or approval from or submit a notice to any state or federal bank regulatory authority to acquire, own or control such shares if, as of [EXPIRATION DATE], such clearance or approval has not been obtained and/or any required waiting period has not expired. If we elect not to issue shares in such case, such shares will become available to satisfy over-subscription by other shareholders pursuant to subscription rights and will thereafter be available in the public reoffer of shares.
Missing or Incomplete Subscription Information
     If you send a payment that is insufficient to purchase the number of shares you requested, or if the number of shares you requested is not specified in the forms, the payment received will be applied to exercise your subscription rights to the fullest extent possible based on the amount of the payment received, subject to the availability of shares under the over-subscription privilege and the elimination of fractional shares. Any excess subscription payments received by the subscription agent will be returned, without interest, as soon as practicable following the expiration of the rights offering.
Expiration Date
     The subscription period, during which you may exercise your subscription rights, expires at 5:00 p.m., Eastern Time, on [EXPIRATION DATE], which is the expiration of the rights offering. If you do not exercise your subscription rights prior to that time, your subscription rights will expire and will no longer be exercisable. We will not be required to issue shares of our common stock to you if the subscription agent receives your rights certificate or your subscription payment after that time. We have the option to extend the rights offering without notice to you. In no event will the expiration date be later than [EXPIRATION #2]. We may extend the expiration of the rights offering by giving oral or written notice to the subscription agent prior to the expiration of the rights offering. If we elect to extend the expiration of the rights offering, we will issue a press release announcing such extension no later than the next business day after the board of directors determines to extend the rights offering.
     If you hold your shares of common stock in the name of a custodian bank, broker, dealer or other nominee, your nominee will exercise the subscription rights on your behalf in accordance with your instructions. Your nominee may establish a deadline that may be before the 5:00 p.m., Eastern Time, [EXPIRATION DATE], expiration date that we have established for the rights offering.

Determination of Subscription Price
     In determining the subscription price, our board of directors considered a number of factors, including: the price at which our shareholders might be willing to participate in the rights offering, historical and current trading prices for our common stock, the need for liquidity and capital, negotiations with the standby purchaser, and the desire to provide an opportunity to our shareholders to participate in the rights offering on a pro rata basis. In conjunction with its review of these factors, the board of directors also reviewed our history and prospects, including our past and present earnings, our prospects for future earnings, our current financial condition and regulatory status. We may elect to receive a fairness opinion from our financial advisor with respect to the consideration to be paid to PVF prior to the closing of the stock offering, but we have not done so as of the date of this prospectus. The subscription price is not necessarily related to our book value, net worth or any other established criteria of value and may or may not be considered the fair value of our common stock to be offered in the rights offering.
     We cannot assure you that the market price of our shares of common stock will not decline during or after the rights offering. We also cannot assure you that you will be able to sell shares of our common stock purchased during the rights offering at a price equal to or greater than the subscription price. We urge you to obtain a current quote for our common stock before exercising your subscription rights.
Conditions, Withdrawal and Termination
     We reserve the right to withdraw the rights offering at any time for any reason. We may terminate the rights offering if at any time before completion of the rights offering there is any judgment, order, decree, injunction, statute, law or regulation entered, enacted, amended or held to be applicable to the rights offering that in the sole judgment of our board of directors would or might make the rights offering or its completion, whether in whole or in part, illegal or otherwise restrict or prohibit completion of the rights offering. We may waive any of these conditions and choose to proceed with the rights offering even if one or more of these events occur. If we terminate the rights offering, all affected subscription rights will expire without value, and all subscription payments received by the subscription agent will be returned, without interest or penalty, as soon as practicable.
     In addition, we must meet the following condition to complete the stock offering:

•	We must sell the minimum offering amount of at least $ million (8,600,000 shares) of common stock in the rights offering.

Subscription Agent
     The subscription agent for the stock offering is Computershare Trust Company, N.A. The address to which rights certificates and payments should be mailed or delivered is provided below. If sent by mail, we recommend that you send documents and payments by registered mail, properly insured, with return receipt requested, and that a sufficient number of days be allowed to ensure delivery to the subscription agent. Do not send or deliver these materials to PVF.

By Mail:	By Express Mail or Overnight Courier:
Computershare Trust Company, N.A.	Computershare Trust Company, N.A.
c/o Voluntary Corporate Actions –	c/o Voluntary Corporate Actions –
PVF Capital Corp. Rights Offering	PVF Capital Corp. Rights Offering
P.O. Box 43011	250 Royall Street, Suite V
Providence, RI 02940-3011	Canton, MA 02021

Information Agent
     We have appointed Stifel Nicolaus as information agent for the offering. Any questions or requests regarding PVF, Park View Federal or the stock offering or any questions regarding completing a rights certificate or submitting payment in the rights offering may be directed to Stifel Nicolaus at (866) 585-5970 (toll free) Monday through Friday (except bank holidays), between 9:00 a.m. and 4:00 p.m., Eastern Time. We will pay the fees and expenses of the information agent and have also agreed to indemnify the information agent from certain liabilities that it may incur in connection with the rights offering.
No Fractional Shares
     All shares will be sold at a purchase price of $[SHARE PRICE] per share. We will not issue fractional shares. Fractional shares of our common stock resulting from the exercise of the basic subscription privileges and the over-subscription privileges will be eliminated by rounding down to the nearest whole share. Any excess subscription payments received by the subscription agent will be returned, without interest, as soon as practicable.
Notice to Nominees
     If you are a broker, custodian bank or other nominee holder that holds shares of our common stock for the account of others on the record date, you should notify the beneficial owners of the shares for whom you are the nominee of the rights offering as soon as possible to learn their intentions with respect to exercising their subscription rights. You should obtain instructions from the beneficial owners, as set forth in the instructions we have provided to you for your distribution to beneficial owners. If a registered holder of our common stock so instructs, you should complete the rights certificate and submit it to the subscription agent with the proper subscription payment to be received by the expiration date. You may exercise the number of subscription rights to which all beneficial owners in the aggregate otherwise would have been entitled had they been direct holders of our common stock on the record date, provided that you, as a nominee record holder, make a proper showing to the subscription agent by submitting the form entitled “Nominee Holder Certification,” which is provided with your rights offering materials. If you did not receive this form, you should contact the subscription agent to request a copy.
Beneficial Owners
     If you are a beneficial owner of shares of our common stock and will receive your subscription rights through a broker, custodian bank or other nominee, we will ask your nominee to notify you of the rights offering. If you wish to exercise your subscription rights, you will need to have your broker, custodian bank or other nominee act for you, as described above. To indicate your decision with respect to your subscription rights, you should follow the instructions of your nominee. If you wish instead to obtain a separate rights certificate, you should contact your nominee as soon as possible and request that a rights certificate be issued to you. You should contact your nominee if you do not receive notice of the rights offering, but you believe you are entitled to participate in the rights offering. We are not responsible if you do not receive the notice by mail or otherwise from your nominee or if you receive notice without sufficient time to respond to your nominee by the deadline established by your nominee, which may be before the 5:00 p.m., Eastern Time, [EXPIRATION DATE], expiration date.

Persons Holding Shares Through Our 401(k) Plan
     If shares of our common stock are held in your account under our 401(k) plan as of 5:00 p.m., Eastern Time, on January 27, 2010, you are eligible to participate in the offering. If you wish to exercise some or all of your subscription rights, you will need to notify the trustee of the 401(k) plan of your decision and the trustee will act for you. The trustee must receive your properly completed form entitled “401(k) Plan Participant Election Form” no later than                     , 2010. If you elect to exercise some or all of your subscription rights, you must ensure that the total amount of the funds required for such exercise is maintained in the Merrill Lynch Retirement Preservation Trust Fund (an existing investment fund under the 401(k) plan) at or prior to 5:00 p.m., on                     , 2010. The trustee, in order to exercise subscription rights on your behalf, will transfer funds from your the Merrill Lynch Retirement Preservation Trust Fund account one business day before the expiration date. If these funds are insufficient to exercise all of your rights in accordance with your election, or if you transfer amounts out of the Merrill Lynch Retirement Preservation Trust Fund, including after                     , 2010 (due to, for example, a fund transfer, loan, withdrawal or distribution), the subscription rights will be exercised to the maximum extent possible with the amount you have invested in your the Merrill Lynch Retirement Preservation Trust Fund account. Your “401(k) Plan Participant Election Form” accompanies this prospectus. Once you elect to exercise your rights you cannot revoke your election.
Non-Transferability of Subscription Rights
     The subscription rights granted to you are non-transferable and, therefore, you may not sell, transfer or assign your subscription rights to anyone. The subscription rights will not be listed for trading on the Nasdaq Capital Market or any other stock exchange or market. The shares of our common stock issuable upon exercise of the subscription rights will be listed on the Nasdaq Capital Market under the ticker symbol “PVFC.”
Validity of Subscriptions
     We will resolve all questions regarding the validity and form of the exercise of your subscription rights, including time of receipt and eligibility to participate in the rights offering. Our determination will be final and binding. Once made, subscriptions and directions are irrevocable, and we will not accept any alternative, conditional or contingent subscriptions or directions. We reserve the absolute right to reject any subscriptions or directions not properly submitted or the acceptance of which would be unlawful. You must resolve any irregularities in connection with your subscriptions before the subscription period expires, unless waived by us in our sole discretion. Neither we nor the subscription agent shall be under any duty to notify you or your representative of defects in your subscriptions. A subscription will be considered accepted, subject to our right to withdraw or terminate the rights offering, only when a properly completed and duly executed rights certificate and any other required documents and the full subscription payment have been received by the subscription agent. Our interpretations of the terms and conditions of the rights offering will be final and binding.
Escrow Arrangements; Return of Funds
     The subscription agent will hold funds received in payment for shares of our common stock in a segregated account pending completion of the rights offering. The subscription agent will hold this money in escrow until the rights offering is completed or is withdrawn and canceled. If the rights offering is canceled for any reason, all subscription payments received by the subscription agent will be returned, without interest or penalty, as soon as practicable.
Shareholder Rights
     You will have no rights as a holder of the shares of our common stock you purchase in the rights offering until certificates representing the shares of our common stock are issued to you, or your account at your nominee is credited with the shares of our common stock purchased in the rights offering.

Foreign Shareholders
     We will not mail this prospectus or rights certificates to shareholders with addresses that are outside the United States or that have an army post office or foreign post office address. The subscription agent will hold these rights certificates for their account. To exercise subscription rights, our foreign shareholders must notify the subscription agent prior to 5:00 p.m., Eastern Time, at least three business days prior to the expiration of the rights offering (or, if the rights offering is extended, on or before three business days prior to the extended expiration date) and demonstrate to the satisfaction of the subscription agent that the exercise of such subscription rights does not violate the laws of the jurisdiction of such shareholder.
No Revocation or Change
     Once you submit the rights certificate or have instructed your nominee of your subscription request, you are not allowed to revoke or change the exercise or request a refund of monies paid. All exercises of subscription rights are irrevocable, even if you learn information about us that you consider to be unfavorable. You should not exercise your subscription rights unless you are certain that you wish to purchase additional shares of our common stock at the subscription price.
Regulatory Limitation
     We will not issue shares of common stock pursuant to the exercise of basic subscription rights or over-subscription rights, or to any person or entity, who, in our sole opinion, could be required to obtain prior clearance or approval from or submit a notice to any state or federal bank regulatory authority to acquire, own or control such shares if, as of [EXPIRATION DATE], such clearance or approval has not been obtained and/or any required waiting period has not expired. If we elect not to issue shares in such case, such shares will become available to satisfy over-subscriptions by other shareholders pursuant to subscription rights and will be available thereafter in the public reoffer of shares.
Material U.S. Federal Income Tax Treatment of Rights Distribution
     For U.S. federal income tax purposes, you should not recognize income or loss upon receipt or exercise of these subscription rights to purchase shares of our common stock for the reasons described below in “Material U.S. Federal Income Tax Consequences.”
No Recommendation to Rights Holders
     Our board of directors is making no recommendation regarding your exercise of the subscription rights. Shareholders who exercise subscription rights risk investment loss on new money invested. We cannot assure you that the market price for our common stock will be above the subscription price or that anyone purchasing shares at the subscription price will be able to sell those shares in the future at the same price or a higher price. You are urged to make your decision based on your own assessment of our business and the rights offering. Please see “Risk Factors” for a discussion of some of the risks involved in investing in our common stock.
Shares of Our Common Stock Outstanding After the Rights Offering
     Assuming no options are exercised prior to the expiration of the rights offering and assuming completion of the exchange of the PVF Capital Trust II trust preferred securities, we expect approximately                      shares of our common stock will be outstanding immediately after completion of the rights offering and the closing of the transactions contemplated by the standby purchase agreement, assuming all shares are sold at the maximum of the rights offering and to the standby purchaser.

The Reoffering of Remaining Shares
Acceptance of Nonbinding Subscriptions During Pendency of Rights Offering
     We will permit persons and entities who are not shareholders eligible to participate in the rights offering to submit nonbinding subscriptions to purchase shares of our common stock, if any, that remain available for purchase following the expiration date of the rights offering. Prospective purchasers should complete, date and sign the preliminary subscription agreement which accompanies this prospectus and return it to Stifel, Nicolaus & Company, Incorporated,                   , Attn:                   .
     Preliminary subscriptions are NOT binding on subscribers. DO NOT send payment for shares of common stock with your preliminary subscription. Upon completion of the rights offering, we will furnish to all persons who previously submitted preliminary subscriptions a prospectus supplement that sets forth the results of the rights offering and the amount of unsubscribed shares of common stock, accompanied by an acknowledgement of subscription. A copy of the acknowledgement of subscription will accompany this prospectus. Upon receipt of the prospectus supplement, each subscriber will be asked to do the following:

•	Complete, sign and date the acknowledgement of subscription;

•	Make a check payable to “PVF Capital Corp.” in an amount equal to the subscription price of $[SHARE PRICE] per share multiplied by the number of shares of common stock subscribed for; and

•	Return the completed acknowledgement of subscription and check to Stifel, Nicolaus & Company, Incorporated, , Attn: .

     Upon receipt by PVF of the acknowledgement of subscription, the preliminary subscription agreement will become binding on and irrevocable by the subscriber until the expiration date of the reoffer period.
Discretion to Accept Subscriptions
     We have the right, in our sole discretion, to accept or reject any subscription in whole or in part on or before the reoffer expiration date. We generally will accept subscriptions in the order in which they are received. As a result, you may not receive any or all of the shares for which you subscribe. We will notify subscribers as soon as practicable following the reoffer expiration date as to whether and to what extent their subscriptions have been accepted. If we do not accept all or a portion of a subscription, we will return to the subscriber the unaccepted portion of the subscription funds, without interest.
Expiration Date and Cancellation Rights
     The reoffer period will expire at the earlier of 5:00 p.m. Eastern Time, on [EXPIRATION #3] or the date on which we have accepted subscriptions for all shares remaining for purchase as reflected in the prospectus supplement.
     We may cancel the reoffer of remaining shares at any time for any reason, including following the expiration date. If we cancel the public offering of any remaining shares of common stock, we will return all subscription payments, without interest, as soon as practicable.
Escrow Arrangements; Return of Funds
     We will hold funds received with an acknowledgement of subscription in a segregated account at Park View Federal. We will hold these funds in escrow until such time as we accept the subscription or until the reoffering is cancelled. If the reoffering of remaining shares is cancelled, we will return the subscription payments, without interest, as soon as practicable.
No Revocation or Change
     Once you submit the acknowledgement of subscription and your payment, you will not be allowed to revoke your subscription or request a refund of monies paid. All acknowledgements of subscriptions are irrevocable, even if you learn information about us that you consider to be unfavorable. You should not submit an acknowledgement of subscription unless you are certain that you wish to purchase shares of our common stock at the subscription price.
Material U.S. Federal Income Tax Consequences
     The following discussion is a summary of the material United States federal income tax consequences of the ownership and exercise of the subscription rights acquired through the rights offering and the shares of common stock received upon exercise of the subscription rights or, if applicable, upon exercise of the over-subscription privilege. This discussion is a summary and does not consider all aspects of U.S. federal income taxation that may be relevant to particular U.S. holders in light of their particular circumstances. This discussion applies to you only if you are a U.S. holder (defined below), acquire your subscription rights in the rights offering and you hold your subscription rights or shares of common stock issued to you upon exercise of the subscription rights or, if applicable, the over-subscription privilege as capital assets for tax purposes. This section does not apply to you if you are not a U.S. holder or if you are a member of a special class of holders subject to special rules, including, but not limited to:
•	A financial institution,

•	A regulated investment company,

•	A real estate investment trust,

•	A dealer in securities,

•	A trader in securities that elects to use a mark-to-market method of accounting for securities holdings,

•	A tax-exempt organization,

•	An insurance company,

•	A person liable for alternative minimum tax,

•	A person who acquired common stock pursuant to the exercise of compensatory stock options or otherwise as compensation,

•	A person that holds common stock as part of a straddle or a hedging or conversion transaction, or

•	A person whose functional currency is not the U.S. dollar.
     This section is based on the Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations, published rulings and court decisions, all as currently in effect. These laws are subject to change or differing interpretations at any time, possibly on a retroactive basis.
     You are a U.S. holder if you are a beneficial owner of subscription rights or common stock and you are:
•	An individual citizen or resident of the United States,

•	A domestic corporation,

•	An estate whose income is subject to United States federal income tax regardless of its source, or

•	A trust if (i) a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust, or (ii) the trust has a valid election in effect under applicable regulations to be treated as a United States person.
     If a partnership (including any entity treated as a partnership for U.S. federal income tax purposes) receives the subscription rights or holds shares of common stock received upon exercise of the subscription rights or the over-subscription privilege, the tax treatment of a partner in a partnership generally will depend upon the status of the partner and the activities of the partnership. Such a partner or partnership should consult its tax advisor as to the U.S. federal income tax consequences of receiving, exercising and disposing of the subscription rights and acquiring, holding or disposing of shares of the common stock.
     This discussion addresses only certain material United States federal income tax consequences. You should consult your own tax advisor regarding the United States federal, state, local, non-U.S. and other tax consequences of receiving, owning, exercising and disposing of subscription rights and shares of common stock in your particular circumstances.
Taxation of Subscription Rights
     Receipt of Subscription Rights. Your receipt of subscription rights pursuant to the rights offering should be treated as a nontaxable distribution with respect to your existing shares of common stock for U.S. federal income tax purposes. The discussion below assumes that the receipt of subscription rights will be treated as a nontaxable distribution.
     If the fair market value of the subscription rights you receive is less than 15% of the fair market value of your existing shares of common stock on the date you receive the subscription rights, the subscription rights will be allocated a zero basis for U.S. federal income tax purposes, unless you elect to allocate basis between your existing shares of common stock and the subscription rights in proportion to the relative fair market values of the existing shares of common stock and the subscription rights determined on the date of receipt of the subscription rights. If you choose to allocate basis between your existing shares of common stock and the subscription rights, you must make this election on a statement included with your tax return for the taxable year in which you receive the subscription rights. Such an election is irrevocable.
     On the other hand, if the fair market value of the subscription rights you receive is 15% or more of the fair market value of your existing shares of common stock on the date you receive the subscription rights, then you must allocate your basis in your existing shares of common stock between the existing shares of common stock and the subscription rights you receive in proportion to their fair market values determined on the date you receive the subscription rights.
     The fair market value of the subscription rights on the date the subscription rights are distributed is uncertain, and we have not obtained, and do not intend to obtain, an appraisal of the fair market value of the subscription rights on that date. In determining the fair market value of the subscription rights, you should consider all relevant facts and circumstances, including any difference between the subscription price of the subscription rights and the trading price of our common stock on the date that the subscription rights are distributed, the length of the period during which the subscription rights may be exercised and the fact that the subscription rights are non-transferable.
     Your holding period in a subscription right will include your holding period in the shares of common stock with respect to which the subscription right was distributed.
     Exercise of Subscription Rights or Over-Subscription Privilege. Generally, you will not recognize gain or loss on the exercise of a subscription right or over-subscription privilege. Your tax basis in a new share of common stock acquired when you exercise a subscription right will be equal to the sum of (i) your adjusted tax basis, if any, in the subscription right, (ii) any servicing fee charged to you by your broker, bank or trust company and (iii) the subscription price you paid for such shares. The holding period of a share of common stock acquired when you exercise your subscription right will begin on the date of exercise.
     Acquisition of Common Stock through Exercise of Over-Subscription Privilege. If you acquire shares of common stock through exercise of the over-subscription privilege, your basis in such shares will generally be equal to the subscription price you paid for such shares plus any servicing fee charged to you by your broker, bank or trust company. The holding period with respect to such shares of common stock will commence on the day after the acquisition of the common stock.

     Not Exercising Subscription Rights. If you do not exercise your subscription rights, you should not recognize a capital loss for United States federal income tax purposes and any portion of the tax basis in your existing shares of common stock previously allocated to the subscription right not exercised will be re-allocated to the existing common stock.
Taxation of Common Stock
     Distributions. Distributions with respect to shares of common stock acquired upon exercise of subscription rights or the over-subscription privilege will be taxable as dividend income when actually or constructively received to the extent of our current or accumulated earnings and profits as determined for U.S. federal income tax purposes. To the extent that the amount of a distribution exceeds our current and accumulated earnings and profits, such distribution will be treated first as a tax-free return of capital to the extent of your adjusted tax basis in such common stock and thereafter as capital gain.
     Subject to certain exceptions for short-term and hedged positions, distributions constituting dividend income received by certain non-corporate U.S. holders, including individuals, in respect of the common stock in taxable years beginning before January 1, 2011 are generally taxed at a maximum rate of 15%. Similarly, subject to similar exceptions for short-term and hedged positions, distributions on the common stock constituting dividend income paid to holders that are domestic corporations generally will qualify for the dividends-received deduction. You should consult your own tax advisor regarding the availability of the reduced dividend tax rate and the dividends-received deduction in light of your particular circumstances.
     Dispositions. If you sell or otherwise dispose of the common stock, you will generally recognize capital gain or loss equal to the difference between the amount you realize and your adjusted tax basis in the common stock. Such capital gain or loss will be long-term capital gain or loss if your holding period for the common stock is more than one year. Long-term capital gain of a non-corporate U.S. holder, including individuals, that is recognized in taxable years beginning before January 1, 2011 is generally taxed at a maximum rate of 15%. The deductibility of net capital losses is subject to limitations.
Information Reporting and Backup Withholding
     For non-corporate U.S. holders, information reporting requirements, on Internal Revenue Service Form 1099, generally will apply to the payment of dividends on the common stock and the payment of the proceeds from the sale, redemption or other disposition of common stock.
     Additionally, backup withholding will apply to such payments if a non-corporate U.S. holder fails to provide an accurate taxpayer identification number, is notified by the Internal Revenue Service that it has failed to report all dividends required to be shown on its federal income tax returns, or in certain circumstances, fails to comply with applicable certification requirements.
     Any amount withheld from a payment under the backup withholding rules is allowable as a credit against (and may entitle you to a refund with respect to) your federal income tax liability, provided that the required information is furnished to the Internal Revenue Service.
Plan of Distribution
Directors, Executive Officers and Employees
     Our directors and executive officers may participate in the solicitation of the exercise of subscription rights for the purchase of common stock. These persons will not receive any commissions or compensation in connection with these activities, other than their normal compensation, but they will be reimbursed for their reasonable out-of-pocket expenses incurred in connection with any solicitation. Other trained employees of Park View Federal may assist in the rights offering in ministerial capacities, providing clerical work in effecting an exercise of subscription rights or answering questions of a ministerial nature. Other questions of prospective purchasers will be directed to our executive officers or registered representatives of Stifel Nicolaus, our financial and marketing advisor and information agent. Our other employees have been instructed not to solicit the exercise of subscription rights for the purchase of shares of common stock or to provide advice regarding the exercise of subscription rights. We will rely on Rule 3a4-1 under the Securities Exchange Act of 1934, as amended, and the solicitation of subscription rights and the sales of the common stock underlying such subscription rights will be conducted within the requirements of Rule 3a4-1, so as to permit officers, directors and employees to participate in the sale of our common stock. None of our officers, directors or employees will be compensated in connection with their participation in the offering by the payment of commissions or other remuneration based either directly or indirectly on the transactions in the shares of common stock.
Financial Advisor
     We have engaged Stifel Nicolaus, a broker-dealer registered with the Financial Industry Regulatory Authority, as our financial and marketing advisor in connection with the stock offering pursuant to an agency agreement between Stifel Nicolaus, and us. Stifel Nicolaus is a nationally recognized investment banking firm with significant experience in advising financial institutions. In the ordinary course of its investment banking business, Stifel Nicolaus is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.
     In its capacity as our financial and marketing advisor, Stifel Nicolaus provided advice to us regarding the structure of the stock offering as well as with respect to marketing the shares of our common stock to be issued in the stock offering. Stifel Nicolaus assisted us in negotiating the standby purchase agreement with [STANDBY].
     Stifel Nicolaus has not prepared any report or opinion constituting a recommendation or advice to us or our shareholders; however, Stifel Nicolaus may be requested to prepare an opinion addressed to our board of directors prior to the closing of the stock offering as to the fairness, from a financial point of view and, as of the date of such opinion and subject to the assumptions and qualifications contained in such opinion, of the consideration to be paid to PVF in connection with the stock offering. Stifel Nicolaus expresses no opinion and makes no recommendation to holders of the subscription rights as to the purchase by any person of shares of our common stock. Stifel Nicolaus also expresses no opinion as to the prices at which shares to be distributed in connection with the rights offering may trade if and when they are issued or at any future time. See “The Rights Offering—Determination of Subscription Price.”
     As compensation for its services, we have agreed to pay Stifel Nicolaus the following amounts:
•	an initial retainer fee of $25,000, which was paid upon execution of the engagement letter, and an additional monthly retainer fee of $25,000 payable on the 30th day of each month during the term of the engagement letter, commencing on November 30, 2009;

•	a placement fee equal to: (i) 1.5% of the aggregate dollar amount of the common stock sold in the rights offering pursuant to basic subscription privileges, (ii) 6.0% of the aggregate dollar amount of the common stock sold in the rights offering pursuant to over-subscription privileges and (iii) 6.0% of the aggregate dollar amount of the common stock sold to the standby purchaser and sold in the public reoffer, provided, however, that the placement fee for common stock sold to members of the PVF board of directors will be 1.5% of the aggregate dollar amount of common stock sold to such directors; and

•	if an opinion is requested by our board of directors, a fairness opinion fee of $100,000 in connection with an opinion given by Stifel Nicolaus as to the fairness to PVF, from a financial point of view, of the consideration to be paid in connection with the stock offering;
     The maximum amount of advisory fees to be received by Stifel Nicolaus will not exceed 8% of the aggregate stock offering proceeds. We have agreed to reimburse Stifel Nicolaus for its reasonable out-of-pocket expenses pertaining to its engagement, including legal fees, up to $175,000, regardless of whether the rights offering is consummated. Although, Stifel Nicolaus has no obligation to act, and will not act, in any capacity as an underwriter in the rights offering, if it were nonetheless deemed to be an underwriter under the Securities Act, the fees and commission to be paid to it might be deemed to be underwriting fees and commissions. We have agreed to indemnify Stifel Nicolaus against certain liabilities and expenses in connection with its engagement, including certain potential liabilities under the federal securities laws. Stifel Nicolaus expresses no opinion and makes no recommendation to our shareholders as to the purchase by any person of any shares of common stock. Stifel Nicolaus expresses no opinion as to the prices that the shares of our common stock may trade for if and when they are issued or at any future time.
     Stifel Nicolaus may in the future provide other investment banking services to us and will receive compensation for such services. In the ordinary course of its business as a broker-dealer, Stifel Nicolaus may also purchase securities from and sell securities to us and may actively trade our equity or debt securities for its own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.
Lock-Up Agreements
     We and each of our directors and executive officers and the standby purchaser have agreed with Stifel Nicolaus that, without the prior written consent of Stifel Nicolaus, none of us or the standby purchaser will, during the period ending 180 days after the closing date of this offering:
•	offer, sell, contract to sell (including any short sale), pledge, hypothecate, establish an open “put equivalent position” within the meaning of Rule 15a-1(h) of the Securities Exchange Act of 1934, as amended, grant any option, right or warrant for the sale of, purchase any option or contract to sell, sell any option or contract to purchase, or otherwise encumber, dispose of or transfer, or grant any rights with respect to, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock, or enter into any transaction that would have the same effect; or

•	enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of the common stock, whether any transaction described above is to be settled by delivery of common stock or such other securities, in cash or otherwise, or publicly disclose the intention to make any such offer, sale, pledge or disposition, or to enter into any such transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of Stifel Nicolaus. This 180-day period may be extended under certain circumstances if we announce or pre-announce earnings or material news or a material event within approximately 17 days prior to, or approximately 16 days after, the termination of the 180-day period.
     The restrictions described in the preceding paragraph do not apply to:
•	the transfer by any individual of shares of our common stock to a trust for the benefit of such individual or members of such individual’s immediate family, as a bona fide gift or which occurs by operation of law, if each transferee or donee agrees in writing as a condition precedent to such transfer or gift to be bound by the same restrictions; and

•	transactions by any person other than us relating to shares of our common stock or other securities acquired in open market transactions after the completion of the offering of the shares.
Subscription for and Delivery of Shares
     As soon as practicable after the record date for the rights offering, we will distribute the subscription rights and rights certificates to individuals who owned shares of our common stock at 5:00 p.m., Eastern Time, on January 27, 2010. If you wish to exercise your subscription rights and purchase shares of our common stock, you should complete the rights certificate and return it with payment for the shares to the subscription agent, Computershare Trust Company, N.A., at the following address:

By Mail:	By Express Mail or Overnight Courier:
Computershare Trust Company, N.A.	Computershare Trust Company, N.A.
c/o Voluntary Corporate Actions –	c/o Voluntary Corporate Actions –
PVF Capital Corp. Rights Offering	PVF Capital Corp. Rights Offering
P.O. Box 43011	250 Royall Street, Suite V
Providence, RI 02940-3011	Canton, MA 02021

     See “The Rights Offering—Method of Exercising Subscription Rights.” If you have any questions regarding PVF, Park View Federal, or the stock offering, or you have any questions regarding completing a rights certificate or submitting payment in the rights offering, please call our information agent, Stifel Nicolaus at (866) 585-5970 (toll free), Monday through Friday (except bank holidays), between 9:00 a.m. and 4:00 p.m., Eastern Time.
Description of Common Stock
     The following description does not purport to be complete and is subject to, and qualified in its entirety by reference to, our First Amended and Restated Articles of Incorporation, Code of Regulations, and our Bylaws, as amended to date.
Common Stock
     At September 30, 2009, we were authorized to issue 15,000,000 shares of common stock, $.01 par value. There were                      shares of common stock outstanding as of as of January 27, 2010. At our annual meeting of stockholders held in January 2010, stockholders approved an amendment to our First Amended and Restated Articles of Incorporation to increase the authorized shares of common stock to 65,000,000.
Dividend Rights
     Holders of our common stock are entitled to receive such dividends as may be declared by our board of directors out of legally available funds, and to receive pro rata any assets distributable to holders of our common stock upon our liquidation.
     In December 2008, PVF deferred the payment of dividends on its subordinated debentures. Under the terms of the debentures, if PVF defers the payment of interest on the debentures, PVF generally may not pay dividends or distributions, or redeem, purchase, or make a liquidation payment with respect to any of its capital stock. Accordingly, at such time, PVF discontinued the payment of cash dividends on the common stock. Pursuant to the Cease and Desist Order, PVF may not declare or pay a dividend, including the repurchase or redemption of capital stock, without the prior non-objection of the Office of Thrift Supervision.
Voting Rights
     Holders of our common stock are entitled to vote for the election of directors and upon all other matters, which may be submitted to a vote of shareholders generally, with each share being entitled to one vote. Our common shareholders do not possess cumulative voting rights. This means that holders of more than 50% of our common stock (on a fully diluted basis) voting for the election of directors can elect all of the directors, and holders of the remaining shares will not be able to elect any directors.
     Directors are elected by a plurality of the votes cast at the meeting, i.e., the nominees receiving the highest number of votes will be elected regardless of whether such votes constitute a majority of the shares represented at the meeting. Any other corporate action shall be authorized by a majority of the votes cast at the meeting unless otherwise provided by Chapter 1701 of the Ohio Revised Code, our First Amended and Restated Articles of Incorporation, Amended and Restated Code of Regulations, or our Amended and Restated Bylaws.
Liquidation Rights
     In the event of any liquidation, dissolution or winding up of our holding company, the holders of our common stock would be entitled to receive, after payment or provision for payment of all our debts and liabilities, all of our assets available for distribution. Holders of our serial preferred stock, if any such shares are then outstanding, may have a priority over the holders of common stock in the event of any liquidation or dissolution. We have no serial preferred stock currently outstanding.

Other Rights
     Common shareholders have no preemptive rights to purchase additional securities that may be issued by us in the future. There are no redemption or conversion provisions applicable to our common stock, and common shareholders are not liable for any further capital call or assessment.
Anti-Takeover Effects
     First Amended and Restated Articles of Incorporation. Our First Amended and Restated Articles of Incorporation provide for a classified board to which approximately one-third of our board of directors is elected each year at our annual meeting of shareholders. Accordingly, our directors serve three-year terms rather than one-year terms. The classification of our board of directors has the effect of making it more difficult for shareholders to change the composition of our board of directors. At least two annual meetings of shareholders, instead of one, will generally be required to effect a change in a majority of our board of directors. The classification of our board of directors could also have the effect of discouraging a third party from initiating a proxy contest, making a tender offer or otherwise attempting to obtain control of us, even though such an attempt might be beneficial to us and our shareholders. The classification of our board of directors could thus increase the likelihood that incumbent directors will retain their positions.
     Our First Amended and Restated Articles of Incorporation require the affirmative vote of the holders of not less than eighty percent (80%) of the outstanding common stock of PVF entitled to vote with respect to each such transaction: (a) any merger, share exchange or consolidation of PVF with or into a related person (as defined therein); (b) any sale, lease, exchange, transfer or other disposition, including without limitation, a mortgage, or any other security device, of all or any substantial part (as defined therein) of the assets of PVF (including, without limitation, any voting securities of a subsidiary) or of a subsidiary to a related person; (c) any merger or consolidation of a related person with or into PVF or a subsidiary; (d) any sale, lease, exchange, transfer or other disposition, including without limitation, a mortgage, or any other capital device, of all or any substantial part of the assets of related person to PVF or a subsidiary; (e) the issuance of any securities of PVF or a subsidiary of a related person; (f) the acquisition by PVF or a subsidiary of any securities of a related person; (g) any reclassification of the common stock of PVF, or any recapitalization involving the common stock of PVF; and (h) any agreement, contract or other arrangement providing for any of the transactions described in (a) through (g) above (the “Special Voting Requirement”). The Special Voting Requirement shall not apply to any such merger, consolidation, sale or exchange, issuance or delivery of stock or other securities, or dissolution which was approved by the affirmative vote of at least two-thirds of the continuing directors (as defend therein), provided such appraisal was obtained at a meeting in which a continuing director quorum (as defined therein) was present, nor shall it apply to any such transactions solely between PVF and another entity ninety percent (90%) or more of the voting stock or voting equity interests of which is owned by PVF provided that Chapter 1704 of the Ohio Revised Code does not prevent such transaction from being effected.
     Our First Amended and Restated Articles of Incorporation also contain additional provisions that may make takeover attempts and other acquisitions of interests in us more difficult where the takeover attempt or other acquisition has not been approved by our board of directors. These provisions include:
•	a requirement that a shareholder wishing to nominate directors for election comply with certain procedures, including advance notice requirements; and

•	the affirmative vote of the holders of not less than eighty percent (80%) of the outstanding common stock of PVF shall be required to:
•	remove any directory or the entire board of directors of PVF unless for cause; and

•	amend or repeal certain articles in our First Amended and Restated Articles of Incorporation, some of which include: the article regarding actions by shareholders (Article Ninth); the article regarding the classification of our board of directors (Article

Tenth); the article regarding the removal of directors (Article Eleventh); the article regarding the Special Voting Requirement (Article Fourteenth); and the article regarding the repeal or amendment of PVF’s Code of Regulations (Article Fifteenth), except that such repeal, alteration, amendment or rescission of the above referenced articles may be made by the affirmative vote of the holders of a majority of the outstanding shares of capital stock of PVF entitled to vote at a meeting of stockholders if the same is first approved by a majority of the directors.
     Control Share Acquisitions. Section 1701.831 of the Ohio Revised Code provides that certain notice and informational filings and special shareholder meeting and voting procedures must be followed prior to consummation of a proposed “control share acquisition.” The Ohio Revised Code defines a “control share acquisition” as any acquisition of an issuer’s shares which would entitle the acquirer, immediately after that acquisition, directly or indirectly, to exercise or direct the exercise of voting power of the issuer in the election of directors within any one of the following ranges of that voting power:
•	one-fifth or more but less than one-third of that voting power;

•	one-third or more but less than a majority of that voting power; or

•	a majority or more of that voting power.
     Assuming compliance with the notice and information filings prescribed by the statute, the proposed control share acquisition may be made only if, at a special meeting of shareholders, the acquisition is approved by at least a majority of the voting power of the issuer represented at the meeting and at least a majority of the voting power remaining after excluding the combined voting power of the “interested shares.” “Interested shares” are the shares held by the intended acquirer and the employee-directors and officers of the issuer, as well as certain shares that were acquired after the date of the first public disclosure of the acquisition but before the record date for the meeting of shareholders and shares that were transferred, together with the voting power thereof, after the record date for the meeting of shareholders.
     Nasdaq. In addition, under existing Nasdaq Stock Market regulations, approval of a majority of the holders of common stock would be required in connection with any transaction or series of related transactions that would result in the original issuance of additional shares of common stock for a price less than the greater of book or market value, other than in a public offering for cash, (i) if the common stock (including securities convertible into or exercisable for common stock) has, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of such common stock; or (ii) if the number of shares of common stock to be issued is or will be equal to or in excess of 20% of the number of shares outstanding before the issuance of the common stock.
Experts
     The consolidated financial statements of PVF as of June 30, 2009 and 2008, and for each of the years in the three-year period ended June 30, 2009, appearing in PVF’s Annual Report on Form 10-K for the year ended June 30, 2009 have been incorporated by reference herein in reliance upon the report of Crowe Horwath LLP, independent registered public accounting firm, incorporated by reference herein and upon the authority of that firm as experts in accounting and auditing.
Legal Matters
     Certain legal matters in connection with this offering will be passed upon for PVF by Kilpatrick Stockton LLP, Washington, DC. Certain legal matters will be passed upon for Stifel Nicolaus by Jones Day.

Incorporation by Reference
     The Securities and Exchange Commission allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is an important part of this prospectus. We incorporate by reference the following documents:
•	our Annual Report on Form 10-K, as amended, for the fiscal year ended June 30, 2009;

•	our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2009;

•	our Current Reports on Form 8-K filed July 1, 2009, July 31, 2009, August 26, 2009, September 4, 2009, September 10, 2009, September 21, 2009, October 5, 2009, October 16, 2009, October 23, 2009, November 16, 2009, December 1, 2009 and December 17, 2009; and

•	our Definitive Proxy Statement on Schedule 14A, filed December 30, 2009.

     Any statement contained in a document that is incorporated by reference will be modified or superseded for all purposes to the extent that a statement contained in this prospectus modifies or is contrary to that previous statement. Any statement so modified or superseded will not be deemed a part of this prospectus except as so modified or superseded.
     You may request a copy of any of these filings at no cost, by writing or telephoning us at the following address or telephone number:
PVF Capital Corp.
30000 Aurora Road
Solon, Ohio 44139
(440) 248-7171
     We have filed with the SEC a registration statement under the Securities Act of 1933, as amended, with respect to the shares of common stock offered hereby. As permitted by the rules and regulations of the SEC, this prospectus does not contain all the information set forth in the registration statement. Such information can be examined without charge at the public reference facilities of the SEC located at 100 F Street, NE, Washington, D.C. 20549, and copies of such material can be obtained from the Securities and Exchange Commission at prescribed rates. The Securities and Exchange Commission telephone number is 1-800-SEC-0330. In addition, the SEC maintains a web site (www.sec.gov) that contains periodic reports, proxy and information statements and other information regarding registrants that file electronically with the SEC, including PVF. The statements contained in this prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement are, of necessity, brief descriptions of the material terms of, and should be read in conjunction with, such contract or document.
     In addition, we make available, without charge, through our website, www.parkviewfederal.com, electronic copies of our filings with the SEC, including copies of annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to these filings, if any. Information on our website should not be considered a part of this prospectus, and we do not intend to incorporate into this prospectus any information contained in the website.

17,200,000 Shares (Maximum)

COMMON STOCK

PRELIMINARY PROSPECTUS

Stifel Nicolaus

                         , 2010

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 13. Other Expenses of Issuance and Distribution.

SEC filing fee (1)	$	*
FINRA filing fee (1)		*
Nasdaq Stock Market listing fee		*
EDGAR, printing, postage and mailing		*
Legal fees and expenses		*
Accounting fees and expenses		*
Marketing firm fees (1)(2)(3)		*
Marketing firm expenses (including marketing firm’s counsel fees)		*
Subscription agent and registrar fees and expenses		*
Certificate printing		*
Miscellaneous		*

Total

*	To be filed by amendment.

(1)	Estimated based on registration of shares of common stock at $ per share.

(2)	Assumes insider purchases of shares and standby purchasers purchases of shares.

(3)	Stifel, Nicolaus & Company, Incorporated will receive a placement fee equal to: (i) 1.5% of the aggregate dollar amount of the common stock sold in the rights offering pursuant to basic subscription privileges, (ii) 6.0% of the aggregate dollar amount of the common stock sold in the rights offering pursuant to over-subscription privileges and (iii) 6.0% of the aggregate dollar amount of the common stock sold to standby purchasers, provided, however, that the placement fee for common stock sold to members of the PVF board of directors will be 1.5% of the aggregate dollar amount of common stock sold to such directors. Stifel Nicolaus will also receive an initial retainer fee of $25,000, which was paid upon execution of the engagement letter, and an additional monthly retainer fee of $25,000 payable on the 30th day of each month during the term of the engagement letter, commencing on November 30, 2009. In addition, Stifel, Nicolaus will be reimbursed for its reasonable out-of-pocket expenses pertaining to its engagement, including legal fees, up to $175,000.
Item 14. Indemnification of Directors and Officers.
     Under Section 1701.13 of the Ohio Revised Code, Ohio corporations are authorized to indemnify directors, officers, employees and agents within prescribed limits and must indemnify them under certain circumstances. Ohio law does not provide statutory authorization for a corporation to indemnify directors, officers, employees and agents for settlements, fines or judgments in the context of derivative suits. However, it provides that directors (but not officers, employees or agents) are entitled to mandatory advance of expenses, including attorneys’ fees, incurred in defending any action, including derivative actions, brought against the director, provided that the director agrees to cooperate with the corporation concerning the matter and to repay the amount advanced if it is proved by clear and convincing evidence that the director’s act or failure to act was done with deliberate intent to cause injury to the corporation or with reckless disregard for the corporation’s best interests.
     Ohio law does not authorize payment of judgments to a director, officer, employee or agent after a finding of negligence or misconduct in a derivative suit absent a court order. Indemnification is permitted, however, to the extent such person succeeds on the merits. In all other cases, if a director, officer, employee or agent acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, indemnification is discretionary except as otherwise provided by a corporation’s articles of incorporation, code of regulations or by contract except with respect to the advancement of expenses of directors.
     Under Ohio law, a director is not liable for monetary damages unless it is provided by clear and convincing evidence that his action or failure to act was undertaken with deliberate intent to cause injury to the corporation or with reckless disregard for the best interests of the corporation. There is, however, no comparable provision limiting the liability of officers, employees or agents of a corporation. The statutory right to indemnification is not exclusive in Ohio, and Ohio corporations may, among other things, procure insurance for such persons.
     Article Sixth of our First Amended and Restated Articles of Incorporation provides:
SIXTH: By resolution adopted by the directors in the manner set forth in division (E) of Section 1701.13 of the Revised Code of Ohio or its successor, the Corporation shall indemnify or agree to indemnify:
1. Any person who was or is a party or is threatened to be made a party, to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, other than an action by or in the right of the Corporation, by reason of the fact that he is or was a director, officer, employee, or agent of the Corporation, or is or was serving at the request of the Corporation as a director, trustee, officer, employee, or agent of another corporation, domestic or foreign, nonprofit or for profit, partnership, joint venture, trust, or other enterprise, against expenses, including attorney’s fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation and, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful; and
2. Any person who was or is a party or is threatened to be made a party, to any threatened, pending, or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee, or agent of the Corporation, or is or was serving at the request of the Corporation as a director, trustee, officer, employee, or agent of another corporation, domestic or foreign, nonprofit or for profit, partnership, joint venture, trust or other enterprise, against expenses, including attorney’s fees, actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, except that no indemnification shall be made in respect of any of the following:
a. Any claim, issue or matter as to which such person is adjudged to be liable for negligence or misconduct in the performance of his duty to the Corporation unless, and only to the extent that the court of common pleas or the court in which such action or suit was brought determines upon application that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court of common pleas or such other court shall deem proper;
b. Any action or suit in which the only liability asserted against a director is pursuant to section 1701.95 of the Revised Code of Ohio.
3. To the extent that a director, trustee, officer, employee, or agent has been successful on the merits or otherwise in defense of any action, suit, or proceeding referred to in subsections (1) and (2) of this Article Sixth, or in defense of any claim, issue, or matter therein, he shall be indemnified against expenses, including attorney’s fees, actually and reasonably incurred by him in connection with the action, suit or proceeding.
4. Any indemnification under subsections (1) and (2) of this Article Sixth, unless ordered by a court, shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director, trustee, officer, employee, or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsections (1) and (2) of this Article Sixth. Such determination shall be made by the directors of the Corporation in the manner set forth in division (E)(4) of Section 1701.13 of the Revised Code of Ohio.
Item 15. Recent Sales of Unregistered Securities.
     On September 1, 2009, PVF Capital Corp. (the “Company”) entered into an Exchange Agreement (the “Alesco Exchange Agreement”) with Alesco Preferred Funding IV, Ltd. (the “Alesco CDO”) and Cohen & Company Financial Management, LLC (“Cohen”). The Alesco CDO was the holder of $10.0 million principal amount trust preferred securities issued by PVF Capital Trust I (the “Trust I”), and Cohen is the collateral manager for the Alesco CDO. In June 2004, the Company formed the Trust I as a special purpose entity for the sole purpose of issuing $10.0 million of variable-rate trust preferred securities (the “Capital Securities I”). The Company issued subordinated deferrable interest debentures (the “Subordinated Debentures I”) to the Trust I in exchange for the proceeds of the offering of the trust preferred securities. The trust preferred securities carry a variable interest rate that adjusts to the three month LIBOR rate plus 260 basis points. The Subordinated Debentures I are the sole asset of the Trust I.
     Under the Alesco Exchange Agreement, on September 3, 2009, the Alesco CDO exchanged its $10.0 million of trust preferred securities for consideration to be paid by the Company. The consideration to be paid by the Company will consist of (i) a cash payment of $500,000; (ii) a number of shares of Company common stock equal to $500,000 divided by the average daily closing price of the Company’s common stock for the twenty (20) business days prior to September 1, 2009 (the “Initial Shares”); (iii) a warrant (“Warrant A”) to purchase 769,608 shares of Company common stock; and (iv) a warrant (“Warrant B” and together with Warrant A, the “Alesco Warrants”) to purchase a number of shares of Company common stock equal to 9.9% of any shares of Company common stock issued, exclusive of any warrant or warrant shares, in exchange for capital securities of PVF Capital Trust II (“Trust II”) in the event the Company in the future issues shares of its common stock in exchange for Trust II capital securities.
     The number of shares of Company common stock issuable pursuant to each of Warrant A and Warrant B may not exceed certain limits. Specifically, the number shares issuable upon the exercise of Warrant A or Warrant B may not exceed the maximum number of shares of the Company’s common stock such that the Alesco CDO, upon its exercise of the applicable Alesco Warrant, shall own 9.9% of the Company’s common stock then issued and outstanding, except that in the event the Alesco CDO receives comfort from the Office of Thrift Supervision (the “OTS”) that allows it to rebut the presumption that its holdings of the Company’s common stock constitute control of the Company for the purpose of the applicable OTS regulations, this limitation shall have no effect. In addition, the number of shares of Company common stock issuable upon the exercise of Warrant B may not exceed a number of shares equal to 1,546,991 shares minus the sum of the Initial Shares and 769,608 shares.
     Warrant A is exercisable at any time before September 3, 2011 at a price equal to the lesser of (i) $4.00 per share, (ii) the offering price for shares of Company common stock issued solely for cash in any subsequent public offering or private placement of the Company’s common stock, or (iii) the Conversion Price (as defined below) for any subsequent exchange of Company common stock for capital securities of Trust II.
     Warrant B is exercisable at any time before September 3, 2011 at the Conversion Price utilized in any subsequent exchange of Company common stock for capital securities of Trust II pursuant to an exchange agreement executed within one year of the closing date.

     The Conversion Price is defined in the Alesco Exchange Agreement as the price, if any, utilized in any subsequent exchange of Company common stock for capital securities of Trust II to determine the number of shares of Company common stock to be exchanged for Trust II capital securities exclusive of any warrants, warrant shares or warrant prices. For example, if the subsequent exchange agreement for the capital securities of Trust II provided for terms identical to those provided in the Alesco Exchange Agreement, then the Conversion Price would be the daily average closing price of the Company’s common stock for the 20 business days prior to the date of the subsequent agreement.
     The issuance of Company common stock pursuant to the Alesco Exchange Agreement was made by the Company pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended, contained in Section 4(2) of such Act and Rule 506 promulgated thereunder.
     On October 9, 2009, the Company entered into an Exchange Agreement (the “Investors Exchange Agreement”) with Marty E. Adams, Umberto P. Fedeli, Robert J. King, Jr., James E. Pastore, John S. Loeber, Lee Burdman, Jonathan A. Levy, Richard R. Hollington, Jr. and Richard R. Hollington, III (collectively, the “Investors”). Marty E. Adams is a director of the Company’s wholly owned subsidiary, Park View Federal Savings Bank (the “Bank”), and served as the Interim Chief Executive Officer of the Company and the Bank until September 10, 2009. Robert J. King, Jr., is the President and Chief Executive Officer and a director of the Company and the Bank. Umberto P. Fedeli is a director of the Company and the Bank.
     The Investors hold trust preferred securities with an aggregate liquidation amount of $10.0 million issued by Trust II. In July 2006, the Company formed the Trust II as a special purpose entity for the sole purpose of issuing $10.0 million of trust preferred securities (the “Capital Securities II”). The Company issued subordinated deferrable interest debentures (the “Subordinated Debentures II”) to the Trust II in exchange for the proceeds of the offering of the trust preferred securities. The trust preferred securities carry a fixed rate of 7.462% until September 15, 2011 and thereafter a variable interest rate that adjusts to the three month LIBOR rate plus 175 basis points. The Subordinated Debentures II are the sole asset of the Trust II.
     The Investors Exchange Agreement provides that on the closing date, the Investors will exchange the $10.0 million of trust preferred securities for aggregate consideration consisting of (i) $400,000 in cash, (ii) shares of common stock valued at $600,000 based on the average daily closing price of the common stock over the 20 trading days prior to the closing of the transaction (the “20-Day Average Closing Price”) and (the “Investor Initial Shares”) (iii) warrants to purchase 769,608 shares of common stock plus a number of shares of common stock equal to 9.9% of the shares to be issued to the Investors as described in clause (ii) above (the “Investor Warrants”). In addition, the Investors will receive additional warrants that become exercisable in the event the Company completes one or more public or private offerings of its common stock within a year. The additional warrants will give the Investors the right to acquire additional shares of common stock so that the total number of shares they could acquire under all warrants would entitle them to purchase an aggregate of 4.9% of the Company’s common stock outstanding following the offering or offerings completed during that one-year period. The exercise price for the warrants is the lesser of (i) $4.00 per share, (ii) the 20-Day Average Closing Price, or (iii) if during the term of the warrants the Company sells shares of common stock in a public or private offering, the price at which shares are sold in that offering. The Investor Warrants are exercisable for five years following the closing.
     The issuance of Company common stock pursuant to the Investors Exchange Agreement will be made by the Company pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended, contained in Section 4(2) of such Act and Rule 506 promulgated thereunder.
     Consummation of the Investors Exchange is subject to the approval of the Investors Exchange by the shareholders of the Company pursuant to the rules and regulations of The Nasdaq Stock Market, Inc. The Company intends to submit a proposal for the approval of the Investors Exchange to its shareholders at the Company’s upcoming 2009 annual meeting of stockholders. The directors of the Company have executed voting agreements agreeing to vote shares of Common Stock they hold in favor of the Investors Exchange. Consummation of the

Investors Exchange also is subject to other customary closing conditions.
Item 16. Exhibits and Financial Statement Schedules.
The exhibits and financial statement schedules filed as a part of this registration statement are as follows:
(a)	List of Exhibits (filed herewith unless otherwise noted)

1.1*	Engagement Letter between PVF Capital Corp. and Stifel Nicolaus & Company, Incorporated

1.2*	Form of Agency Agreement between PVF Capital Corp. and Stifel Nicolaus & Company, Incorporated

3.1[1]	Articles of Incorporation, as amended and restated

3.2[2]	Code of Regulations, as amended and restated

3.3	Bylaws, as amended and restated

4.1[3]	Specimen Common Stock Certificate

4.2[4]	Form of Common Stock Warrant issued to Alesco Preferred Funding IV, Ltd.

4.3[4]	Form of Common Stock Warrant issued to Alesco Preferred Funding IV, Ltd.

4.4*	Form of Rights Certificate

5.1	Opinion of Kilpatrick Stockton LLP re: Legality (to be filed by amendment)

10.1[4]	Exchange Agreement by and among Alesco Preferred Funding IV, Ltd., Cohen & Company Financial Management, LLC and PVF Capital Corp., dated September 1, 2009

10.2[4]	Joint Cancellation Direction and Release by and among PVF Capital Corp., PVF Capital Trust I and The Bank of New York Mellon, dated September 3, 2009

10.3[4]	Exchange Agreement between PVF Capital Corp., Marty E. Adams, Umberto P. Fedeli, Robert J. King, Jr., James B. Pastore, John S. Loeber, Lee Burdman, Jonathan A. Levy, Richard R. Hollington, Jr. and Richard R. Hollington, III, dated October 9, 2009

10.4[3]	Park View Federal Savings Bank Conversion Stock Option Plan †

10.5[3]	PVF Capital Corp. 1996 Incentive Stock Option Plan †

10.6[5]	PVF Capital Corp. 2000 Incentive Stock Option Plan and Deferred Compensation Plan †

10.7[6]	PVF Capital Corp. 2008 Equity Incentive Plan †

10.8[7]	Management Incentive Compensation Plan †

10.9[8]	Amended and Restated Severance Agreement by and between PVF Capital Corp., Park View Federal Savings Bank and Jeffrey N. Male †

10.10[8]	Amended and Restated Severance Agreement by and between PVF Capital Corp., Park View Savings Bank and Edward B. Debevec †

10.11[9]	Form of Employment Agreement between PVF Capital Corp., Park View Federal Savings Bank and Robert J. King, Jr. † **

10.12[9]	Letter Agreement between PVF Capital Corp. and John R. Male, dated July 27, 2009 † ***

10.13[10]	Agreement by and between PVF Capital Corp., Park View Federal Savings Bank, Steven A. Calabrese, CCAG Limited Partnership and Steven A. Calabrese Profit Sharing Trust, dated September 30, 2008

10.14[10]	Agreement by and between PVF Capital Corp., Park View Federal Savings Bank, Richard M. Osborne and Richard M. Osborne Trust, dated September 30, 2008

10.15[11]	Agreement among PVF Capital Corp., Park View Federal Savings Bank and Marty Adams Consulting LLC, dated February 26, 2009 † ****

10.16[12]	Stipulation and Consent to the Issuance of an Order to Cease and Desist between Park View Federal Savings Bank and the Office of Thrift Supervision

10.17[12]	Order to Cease and Desist issued by the Office of Thrift Supervision for Park View Federal Savings Bank

10.18[12]	Stipulation and Consent to the Issuance of an Order to Cease and Desist between PVF Capital Corp. and the Office of Thrift Supervision

10.19[12]	Order to Cease and Desist issued by the Office of Thrift Supervision for PVF Capital Corp.

10.20*	Form of Standby Purchaser Agreement

10.21	Repurchase Agreement between Citigroup Global Markets, Inc. and Park View Federal Savings Bank

21*	Subsidiaries of the Registrant

23.1	Consent of Kilpatrick Stockton LLP (included in Exhibit 5.1) (to be filed by amendment)

23.2	Consent of Crowe Horwath LLP

24.1*	Power of Attorney

99.1*	Form of Instruction as to Use of Rights Certificates

99.2*	Form of Letter to Shareholders Who are Record Holders

99.3*	Form of Letter to Shareholders Who are Dealers/Nominees

99.4*	Form of Letter to Clients Who are Beneficial Holders

99.5*	Form of Nominee Holder Certification

99.6*	Form of Beneficial Owner Election Form

99.7*	Form of Broker-Dealer Letter of Stifel Nicolaus & Company, Incorporated

99.8*	401(k) Participant Election Form

†	Management contract or compensatory plan or arrangement.

*	Previously filed.

**	Not currently effective. Subject to OTS approval.

***	The provision in the Letter Agreement pertaining to Mr. Male’s consulting arrangement with the Company is subject to OTS approval.

****	The agreement was terminated on September 10, 2009 in accordance with its terms.

(1)	Incorporated by reference to the Registrant’s Annual Report on Form 10-K for the year ended June 30, 2002 (Commission File No. 0-24948).

(2)	Incorporated by reference to the Registrant’s Current Report on Form 8-K filed on February 6, 2008 (Commission File No. 0-24948).

(3)	Incorporated by reference to the Registrant’s Annual Report on Form 10-K for the year ended June 30, 1996 (Commission File No. 0-24948).

(4)	Incorporated by reference to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2009 (Commission File No. 0-24948).

(5)	Incorporated by reference to the Registrant’s Annual Report on Form 10-K for the year ended June 30, 2003 (Commission File No. 0-24948).

(6)	Incorporated by reference to the Registrant’s Definitive Proxy Statement filed on October 17, 2008 (Commission File No. 0-24948).

(7)	Incorporated by reference to the Registrant’s Annual Report on Form 10-K for the year ended June 30, 2007 (Commission File No. 0-24948).

(8)	Incorporated by reference to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2008 (Commission File No. 0-24948).

(9)	Incorporated by reference to the Registrant’s Annual Report on Form 10-K for the year ended June 30, 2009 (Commission File No. 0-24948).

(10)	Incorporated by reference to the Registrant’s Current Report on Form 8-K filed on October 6, 2008 (Commission File No. 0-24948).

(11)	Incorporated by reference to the Registrant’s Current Report on Form 8-K filed on March 4, 2009 (Commission File No. 0-24948).

(12)	Incorporated by reference to the Registrant’s Current Report on Form 8-K filed on October 23, 2009 (Commission File No. 0-24948).
(b)	Financial Statement Schedules
     No financial statement schedules are filed because the required information is not applicable or is included in the consolidated financial statements or related notes.

Item 17. Undertakings.
     The undersigned registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

(5)	That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(6)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:
     The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
     The undersigned registrant hereby undertakes to supplement the prospectus, after the expiration of the subscription period, to set forth the results of the subscription offer, the transactions by the underwriters during the subscription period, the amount of unsubscribed securities to be purchased by the underwriters, and the terms of any subsequent reoffering thereof. If any public offering by the underwriters is to be made on terms differing from those set forth on the cover page of the prospectus, a post-effective amendment will be filed to set forth the terms of such offering.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Solon, State of Ohio, on January 7, 2010.

PVF Capital Corp.
By:	/s/ Robert J. King, Jr.
Robert J. King, Jr.
President, Chief Executive Officer and Director

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Robert J. King, Jr. Robert J. King, Jr.	President, Chief Executive Officer and Director (principal executive officer)	January 7, 2010

/s/ James H. Nicholson James H. Nicholson	Chief Financial Officer (principal financial officer)	January 7, 2010

/s/ Edward B. Debevec Edward B. Debevec	Treasurer (principal accounting officer)	January 7, 2010

* Mark D. Grossi	Chairman of the Board

* John R. Male	Director

* C. Keith Swaney	Director

Name	Title	Date

* Robert K. Healey	Director

* Stanley T. Jaros	Director

* Stuart D. Neidus	Director

* Raymond J. Negrelli	Director

* Ronald D. Holman, II	Director

* Umberto P. Fedeli	Director

* Steven A. Calabrese	Director

* Thomas J. Smith	Director

*	Pursuant to the Power of Attorney filed with Pre-effective Amendment No. 1 to the Registration Statement on Form S-1 of PVF Capital Corp. filed with the Securities and Exchange Commission on December 9, 2009.

/s/ Robert J. King, Jr.	Date: January 7, 2010
President and Chief Executive Officer
Attorney-in-Fact